      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 7, 2001



                                                      REGISTRATION NO. 333-57962

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3


                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                   AVAYA INC.

             (Exact name of registrant as specified in its charter)
                            ------------------------

                   DELAWARE                                        22-3713430
        (State or other jurisdiction of                         (I.R.S. Employer
        incorporation or organization)                       Identification Number)

                            ------------------------

                              211 MOUNT AIRY ROAD
                        BASKING RIDGE, NEW JERSEY 07920
                                 (908) 953-6000

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                             PAMELA F. CRAVEN, ESQ.
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                                   AVAYA INC.
                              211 MOUNT AIRY ROAD
                        BASKING RIDGE, NEW JERSEY 07920
                                 (908) 953-6000

           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            ------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement as determined based on market conditions.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

    This registration statement contains two forms of base prospectus. The first, which immediately follows this explanatory note, will be used by Avaya to offer its debt securities, warrants to purchase debt securities, preferred stock and common stock on a primary basis. The second will be used by holders of Avaya's Series B convertible participating preferred stock, Series A warrants to purchase common stock, Series B warrants to purchase common stock and common stock issued upon conversion of the Series B convertible participating preferred stock or exercise of the Series A or Series B warrants to offer and sell those securities in secondary transactions.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                    SUBJECT TO COMPLETION DATED MAY 7, 2001


PROSPECTUS

                                  $940,000,000

                                   AVAYA INC.

                                  COMMON STOCK
                                PREFERRED STOCK
                                DEBT SECURITIES
                      WARRANTS TO PURCHASE DEBT SECURITIES

                               ------------------

    This prospectus is part of a registration statement which Avaya has filed with the Securities and Exchange Commission as part of a shelf registration process. Under this process, Avaya may sell common stock, preferred stock, debt securities or warrants to purchase debt securities, or any combination of these securities, in one or more offerings with a total initial offering price of up to $940,000,000. The purpose of this prospectus is to provide the general terms and conditions of the securities that Avaya intends to issue. The specific terms and conditions of securities issued in any particular offering will be provided in supplements to this prospectus. The prospectus supplements may also add, update or modify information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you make your investment decision.


    Avaya's common stock is listed on the New York Stock Exchange under the symbol "AV". On May 2, 2001, the last sale price of Avaya's common stock as reported on the New York Stock Exchange was $15.22.


                            ------------------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or any accompanying prospectus supplement. Any representation to the contrary is a criminal offense.

    This prospectus may not be used to consummate sales of offered securities unless accompanied by a prospectus supplement.

                            ------------------------

                  THE DATE OF THIS PROSPECTUS IS       , 2001.

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
Description of Avaya........................................      3
Forward Looking Statements..................................      6
Where to Find Additional Information Regarding Avaya........      7
Ratios of Earnings to Fixed Charges and Earnings to Combined
  Fixed Charges and Preferred Stock Accretion...............      8
Use of Proceeds.............................................      8
Description of the Indenture and Debt Securities............      8
Description of the Warrants.................................     15
Description of Capital Stock................................     16
Plan of Distribution........................................     27
Legal Opinions..............................................     28
Experts.....................................................     28

                              DESCRIPTION OF AVAYA

    Avaya Inc. is a leading provider of communications systems and software for enterprises, including businesses, government agencies and other organizations. We offer voice, converged voice and data, customer relationship management, messaging, multi-service networking and structured cabling products and services. Multi-service networking products are those products that support network infrastructures which carry voice, video and data traffic over any of the protocols, or set of procedures, supported by the Internet on local area and wide area data networks. A structured cabling system is a flexible cabling system designed to connect phones, workstations, personal computers, local area networks and other communications devices through a building or across one or more campuses. We are a worldwide leader in sales of messaging and structured cabling systems and a U.S. leader in sales of enterprise voice communications and call center systems. We are not a leader in multi-service networking products or in converged voice and data products. We have entered these product areas relatively recently, and our multi-service networking product portfolio is less complete than the portfolios of some of our competitors. We are implementing a strategy focused on these products.

    We support our customers with comprehensive global service offerings, including remote diagnostics testing of our advanced systems, installation of our products, on-site repair and maintenance. We believe our global service organization is an important consideration for customers purchasing our systems and software and is a source of significant revenue for us, primarily from maintenance contracts. We also offer professional services for customer relationship management and unified communications and value-added services for the outsourcing of messaging and other portions of an enterprise's communications system.

    We intend to use our leadership positions in enterprise communications systems and software, our broad portfolio of products and services and strategic alliances with other technology and consulting services leaders to offer our customers comprehensive eBusiness communications solutions. We are particularly focused on delivering eBusiness communications that enable eBusiness. By eBusiness, we mean the internal and external use of communications tools and electronic networks, to interact, collaborate and transact business with an enterprise's customers, suppliers, partners and employees. We currently offer many of the advanced products that we believe are important components of eBusiness communications solutions. We are focusing our strong research and development capabilities on developing new and improved business communications products and services.


    We have been experiencing declines in revenue from our traditional business, enterprise voice communications products, and if we do not successfully implement our strategy to expand our sales in market segments with higher growth rates, our revenue may continue to decline. Our strategy requires us to significantly change our focus in order to concentrate on the development and marketing of eBusiness solutions, and the uncertainty regarding this new market opportunity may result in a decrease in our revenue and profitability. In addition, we assumed a significant amount of debt in connection with our separation from Lucent and we may substantially increase our debt in the future, which could subject us to various restrictions and higher interest costs, and decrease our profitability.



    We were incorporated under the laws of the State of Delaware under the name "Lucent EN Corp." on February 16, 2000, as a wholly owned subsidiary of Lucent. As of June 27, 2000, our name was changed to "Avaya Inc." On September 30, 2000, Lucent contributed its enterprise networking business to us and distributed all of the outstanding shares of our capital stock to its stockholders. We refer to these transactions in this prospectus as the "distribution." Lucent was formed from the systems and technology units that were formerly a part of AT&T Corp. and the research and development capabilities of Bell Laboratories. On
September 30, 1996, Lucent became independent of AT&T when AT&T distributed all its Lucent shares to its stockholders in a tax-free spinoff. Prior to the distribution, we had no material assets or activities as a separate corporate entity. Following the distribution, we became an independent public company, and Lucent has no continuing stock ownership interest in us.

Prior to the distribution, we entered into several agreements with Lucent in connection with, among other things, intellectual property, interim services and a number of on-going commercial relationships, including product supply arrangements.


    Prior to the distribution, we operated as part of Lucent. In connection with our separation from Lucent, we engaged in a comprehensive review of our operations, including our organizational structure, products and services and market segments, with a view toward improving our profitability and our business performance in the near term. As a result of this review, we adopted a restructuring plan, with an associated restructuring charge, in the fourth quarter of fiscal year 2000. As a result of our restructuring plan and strategic initiatives, we intend to:

    - reduce our costs of products and services;

    - reduce our corporate overhead expenses;

    - increase our investment in research and development;

    - implement a tax strategy tailored to our operations as a stand-alone company; and

    - increase our revenue growth by focusing our sales and product development efforts on the higher growth segments of our market.

    An important component of our strategy is to market our advanced enterprise communications products as essential components of comprehensive eBusiness communications solutions. We believe the following trends are driving the deployment of these advanced communications products:

    - the adoption of eBusiness strategies by enterprises;

    - increased focus on customer relationship management;

    - the extension of enterprises beyond their physical facilities to meet the flexibility, speed to market and reach requirements needed to compete in a global economy, due to the growth of eBusiness and advances in networking and software applications; and

    - the evolution toward converged voice and data networks.

    We offer a broad array of communications systems, software and services that enable enterprises to communicate with their customers, suppliers, partners and employees through voice, Web, electronic mail, facsimile, Web chat sessions and other forms of communication, across an array of devices. These devices include telephones, computers, mobile phones and personal digital assistants. We classify these products and services as Enterprise Voice Communications Systems, Communications Applications, Multi-Service Networking and Connectivity Solutions. Enterprise Voice Communications Systems, Communications Applications and Multi-Service Networking comprise our Communications Solutions segment. In addition, our Services Segment is comprised of our professional service, customer service, installation, maintenance and value added services offerings.

    Our broad portfolio of products includes products we have developed internally, products we have obtained through acquisitions, products manufactured by third parties which we resell and products we have developed through our strategic alliances with other technology leaders. Our products range from systems designed for multinational enterprises with multiple locations worldwide, thousands of employees and advanced communications requirements to systems designed for enterprises with a regional or local presence, a single location, and less extensive communications requirements. We believe that the four primary considerations for an enterprise in selecting our systems are:

    - the reliability of the system;

    - the availability and level of service offered around the world;

    - the features or applications offered to an enterprise; and

    - the system's scalability, or ability to add users, features or applications as the needs of the enterprise change.

    RECENT DEVELOPMENTS


    On February 6, 2001, we acquired VPNet Technologies, Inc., a privately held developer of virtual private network solutions and devices, for an aggregate purchase price of approximately $117 million in cash and stock options. We expect to account for the acquisition under the purchase method of accounting. We are in the process of obtaining an independent third party appraisal of the intangible assets acquired and expect a substantial portion of the purchase price to be allocated to goodwill and purchased in-process research and development. In the second quarter of fiscal 2001, we recorded a $31 million charge for the purchased in-process research and development.



    On February 20, 2001, we announced a five-year agreement to outsource most of the manufacturing of our communications systems and software to Celestica Inc. We will receive approximately $200 million for the assets we are transferring to Celestica. The first phase of the transaction closed on May 4, 2001, with the remaining phases expected to be completed by September 30, 2001.



    In March 2001, we incurred restructuring and related charges of $134 million pre-tax in conjunction with this outsourcing agreement. Over the next six fiscal quarters, we will also incur approximately $49 million pre-tax in one-time implementation costs. Once the agreement is fully implemented at the end of fiscal 2002, we expect to realize net savings of approximately
$400 million pre-tax over the remaining term of the contract, $150 million of which will be realized in the last year of the agreement. Approximately 1,300 Avaya employees have joined Celestica as part of this transaction.

                            ------------------------


    Our principal executive offices are located at 211 Mount Airy Road, Basking Ridge, New Jersey 07920. Our telephone number is (908) 953-6000.

                           FORWARD LOOKING STATEMENTS


    This prospectus contains and incorporates by reference forward-looking statements that are based on current expectations, estimates, forecasts and projections about the industries in which we operate, management's beliefs and assumptions made by management. Such statements include, in particular, statements about our plans, strategies and prospects. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward looking statements. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward looking statements after they are made, whether as a result of new information, future events or otherwise.

    Important factors that could cause actual outcomes and results to differ materially from forward looking statements we make include the factors described under "Risk Factors" in our registration statement on Form 10, which was declared effective by the SEC on September 15, 2000, factors described in our other filings with the SEC and the following factors:

    - increasing price and product and services competition by U.S. and foreign competitors, including new entrants;

    - rapid technological developments and changes and our ability to continue to introduce competitive new products and services on a timely, cost-effective basis in commercially available quantities;

    - our mix of products and services;

    - our ability to achieve lower costs and expenses;

    - our ability to attract and retain talent in key technological areas;

    - our ability to form and implement alliances and address gaps in technology;

    - customer demand for our products and services;

    - our ability to market our products and services effectively;

    - our ability to successfully integrate acquired companies;

    - U.S. and foreign governmental and public policy changes that may effect the level of new investments and purchases made by customers;

    - changes in environmental and other U.S. and foreign governmental regulations;

    - our ability to protect our intellectual property rights;

    - our ability to realize cost savings from our manufacturing outsourcing initiative;

    - the outcome of pending and future litigation and governmental proceedings; and

    - the continued availability of financing, financial instruments and financial resources in the amounts at the times and on the terms required to support our future operations.

    These are representative of the factors that could cause actual outcomes and results to differ from the forward looking statements contained or incorporated by reference in this prospectus. In addition, such statements could be affected by general industry and market conditions and growth rates, economic conditions worldwide and other future factors.

              WHERE TO FIND ADDITIONAL INFORMATION REGARDING AVAYA

    Avaya files annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy any reports or other information that Avaya files with the SEC at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington D.C. 20549. You may also receive copies of these documents upon payment of a duplicating fee, by writing to the SEC's Public Reference Section. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room in Washington D.C. and other locations. Avaya's SEC filings are also available to the public through the SEC's web site at http://www.sec.gov.

    The SEC allows us to incorporate by reference the information that we file with them into this document. This means that we can disclose important information to you by referring you to other documents previously filed separately with the SEC, including Avaya's annual, quarterly and current reports. The information incorporated by reference is considered to be a part of this document, except for any information that is modified or superseded by information contained in this document or any other subsequently filed document. The information incorporated by reference is an important part of this prospectus and the accompanying prospectus supplement. Any information that we file with the SEC, specifically, those documents filed pursuant to sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the initial filing of the registration statement that contains this prospectus and prior to the time that we sell all of the securities offered by this prospectus, will be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus, the accompanying prospectus supplement and any previously filed document.

    The following documents have been filed by Avaya with the SEC (File No. 1-15951) and are incorporated by reference into this prospectus:

        1. Annual Report on Form 10-K for the fiscal year ended September 30, 2000;

        2. Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2000;

        3. Current Report on Form 8-K dated October 2, 2000, filed October 2, 2000;

        4. Current Report on Form 8-K dated October 23, 2000, filed October 23, 2000; and

        5. Current Report on Form 8-K dated February 20, 2001, filed February 20, 2001.

    Copies of the above documents, along with exhibits specifically incorporated by reference into this prospectus or the prospectus supplement may be obtained without charge from the Office of the Corporate Secretary, Avaya Inc., 211 Mount Airy Road, Basking Ridge, New Jersey 07920 (telephone number: 908-953-6000).

    No person is authorized to give any information or represent anything not contained in this prospectus and the accompanying prospectus supplement. We are only offering the securities in places where sales of those securities are permitted. The information contained in this prospectus and any accompanying prospectus supplement, as well as information incorporated by reference, is current only as of the date of that information. Avaya's business, financial condition, results of operations and prospects may have changed since that date.

 RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK ACCRETION

    The following table sets forth the unaudited historical ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock accretion of the Company and its subsidiaries.

                                                                              RATIO OF EARNINGS TO
                                                                RATIO OF         COMBINED FIXED
                                                               EARNINGS TO    CHARGES AND PREFERRED
                                                              FIXED CHARGES      STOCK ACCRETION
                                                              -------------   ---------------------
Three months ended December 31, 2000........................       1.8                 1.3
Year ended September 30, 2000...............................        (*)                 (*)
Year ended September 30, 1999...............................       3.2                 3.2
Year ended September 30, 1998...............................       2.9                 2.9
Year ended September 30, 1997...............................       2.0                 2.0
Nine months ended September 30, 1996........................       4.8                 4.8

------------------------

(*) For the year ended September 30, 2000, earnings available are inadequate to cover fixed charges and combined fixed charges and preferred stock accretion by $450 million.

    For purposes of determining the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock accretion, earnings are defined as income (loss) from continuing operations before income taxes, less interest capitalized, less undistributed earnings of less than 50% owned affiliates plus fixed charges. Fixed charges consist of interest expense on all indebtedness and that portion of operating lease rental expense that is representative of the interest factor. Certain years have been reclassified to conform to the current period presentation. Because there was no preferred stock accretion during the periods presented other than the three months ended December 31, 2000, the ratio of earnings to combined fixed charges and preferred stock accretion is identical to the ratio of earnings to fixed charges for each such period.

                                USE OF PROCEEDS

    Avaya intends to use the proceeds from the sale of the securities for general corporate purposes, including debt repayment and refinancing, capital expenditures and acquisitions. The specific purpose of any individual issuance of securities will be described in the applicable prospectus supplement. The amount and timing of the sales of the securities will depend on market conditions.

                DESCRIPTION OF THE INDENTURE AND DEBT SECURITIES


    The debt securities will be issued under and controlled by an indenture between Avaya and The Bank of New York, as trustee. The following sections briefly outline the provisions of the indenture. The indenture is filed as an exhibit to the registration statement of which this prospectus forms a part, and you should read it in its entirety in order to completely understand its terms and conditions. The statements contained in this prospectus relating to the indenture and the debt securities we may issue under the indenture are summaries of their material terms but do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the indenture (including those terms made a part of the indenture by reference to the Trust Indenture Act of 1939) and the debt securities.


GENERAL TERMS

    The debt securities:

       - will represent direct, unsecured, unsubordinated obligations of Avaya;

       - will rank equally with Avaya's other unsecured and unsubordinated debt;

       - may be issued in one or more series with the same or various maturities;

       - may be issued at a price of 100% of their principal amount or at a premium or discount;

       - may be issued in registered or bearer form and certificated or uncertificated form; and

       - may be represented by one or more global notes registered in the name of a designated depository's nominee, and if so, beneficial interests in the global note will be shown on and transfers of such interests will be made only through records maintained by the designated depository and its participants.

    The indenture does not limit the aggregate principal amount of debt securities that we may issue pursuant to its terms. In addition, the indenture does not limit the amount of other indebtedness or debt securities, other than certain Secured Indebtedness as described below, which our Subsidiaries or we may issue.

    Unless we state otherwise in a prospectus supplement, we will not offer, sell or deliver any bearer debt securities, including any bearer securities issued in global form, to any United States person. By United States person we mean a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or of any of its political subdivisions, or an estate or trust whose income is subject to United States federal income taxation regardless of its source.

    The prospectus supplement for any individual issuance of debt securities of any series will describe in detail, if applicable:

       - the total principal amount of the debt securities of that series;

       - the percentage of the principal amount at which the debt securities of that series will be sold;

       - the date(s) on which the debt securities of that series will mature, or whether such debt securities will be payable on demand;

       - the interest rate(s) that the debt securities of that series will bear and the method of calculating the rate(s);

       - the interest payment date(s);

       - the terms for redemption or early repayment;

       - the authorized denominations in which the debt securities of that series will be issued;

       - the currency in which the debt securities of that series will be denominated;

       - the currency in which the principal of or any premium or interest will be payable, if different than the currency in which the debt securities of that series are denominated;

       - the manner in which payments of principal of and any premium or interest on the debt securities of that series will be determined if the payment is to be based upon one or more indexes;

       - whether the debt securities of that series will be issuable in registered or bearer form or both, and whether the debt securities of that series shall be certificated or uncertificated;

       - whether the debt securities of that series will be represented by one or more global securities and, if so, whether any such global securities will be in registered or bearer form, the identity of the depository for such global security or securities and the method of transferring beneficial interests in such global security or securities;

       - information regarding book-entry procedures;

       - whether and under what circumstances we will pay additional amounts on any debt securities of that series held by a person who is not a United States person in respect of taxes or similar charges withheld and, if so, whether we will have the option to redeem the debt securities of that series rather than pay such additional amounts; and

       - any other terms, including any terms which may be required by or advisable under United States laws and regulations and laws of other relevant jurisdictions or advisable in connection with the marketing of the debt securities of that series.

    We will have the ability under the indenture to "reopen" a previously issued series of debt securities and issue additional debt securities of that series or establish additional terms of the series. We are also permitted to issue debt securities with the same terms as previously issued debt securities.

    We will comply with Section 14(e) under the Exchange Act, and any other tender offer rules under the Exchange Act that may then be applicable, in connection with any obligation of ours to purchase debt securities at the option of the holders. Any such obligation applicable to a series of debt securities will be described in the related prospectus supplement.

    Unless we indicate otherwise in an applicable prospectus supplement, we will issue debt securities only in denominations of $1,000 and integral multiples of $1,000. If we issue debt securities in a foreign currency, we will specify the authorized denominations in the prospectus supplement.

    If we issue original issue discount debt securities, we will describe the special United States federal income tax and other considerations of a purchase of original issue discount debt securities in the prospectus supplement. Original issue discount debt securities are securities that are issued at a substantial discount below their principal amount because they pay no interest or pay interest that is below market rates at the time of issuance.

PAYMENT AND TRANSFER

    Unless we state otherwise in a prospectus supplement, if you have debt securities in registered form, we will make principal and interest payments at the office of the paying agent or agents that we will name in the prospectus supplement or by mailing a check to you at the address we have for you in the register. You may also exchange registered debt securities of any series at the office of the transfer agent for an equal aggregate principal amount of registered debt securities of the same series having the same maturity date, interest rate and other terms as long as the debt securities are issued in authorized denominations.

    If you have debt securities in bearer form, we will pay interest to you when you present and surrender the interest coupon for that interest payment at the office of our paying agent located outside the United States. Bearer securities and coupons are transferable by delivery. Unless we describe other procedures in a prospectus supplement, you will be able to transfer registered debt securities at the office of the transfer agent or agents we name in the prospectus supplement.

    Bearer debt securities may be exchanged for an equal aggregate principal amount of registered or bearer debt securities of the same series having the same date of maturity, interest rate, original issue date and other terms in such authorized denominations as may be requested upon delivery of the bearer debt securities with all unpaid coupons to a transfer or paying agent as specified in the prospectus supplement and upon fulfillment of all other requirements of such agent.

    A prospectus supplement will describe the procedures for exchanging bearer debt securities, if applicable. Registered debt securities can never be exchanged for bearer debt securities.

    Neither Avaya nor the trustee will impose any service charge for any transfer or exchange of a debt security, however, we may ask you to pay any taxes or other governmental charges in connection with a transfer or exchange of debt securities.

CONVERSION AND EXCHANGE

    The terms, if any, upon which debt securities of any series are convertible into or exchangeable for other securities, whether or not issued by us, property or cash, or a combination of any of the foregoing, will be set forth in the related prospectus supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at our option, in which the securities, property or cash to be received by the holders of the debt securities would be calculated according to the factors and at such time as described in the related prospectus supplement.

COVENANTS

    For your benefit, we have agreed in the indenture to restrict certain of our activities as long as the debt securities of any series are outstanding. Some of those restrictions are described below. Because several definitions are both specific and complex, we have provided a separate definitions section to help you to understand certain capitalized terms in this section.

    Unless otherwise described in a prospectus supplement relating to any debt securities, other than as described below under "--Covenants--Limitation on Liens", the indenture does not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving us. Accordingly, we could in the future enter into transactions that could increase that amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit rating. You should refer to the prospectus supplement relating to a particular series of debt securities for information regarding any deletions from, modifications of or additions to the Events of Defaults described below or covenants of ours contained in the indenture, including any addition of a covenant or other provision providing event risk or similar protection.


    LIMITATIONS ON LIENS. Avaya will not create, assume, incur or guarantee, and will not permit any Restricted Subsidiary to create, assume, incur or guarantee, any Secured Indebtedness without concurrently providing that all the securities of each series then outstanding shall be secured equally and ratably with (or prior to) such Secured Indebtedness (together with, if Avaya shall so determine, any other indebtedness of Avaya or such Restricted Subsidiary then existing or thereafter created which is not subordinate to the securities of each series) so long as such Secured Indebtedness shall be outstanding unless such Secured Indebtedness, when added to the aggregate amount of all Secured Indebtedness then outstanding (not including in this computation Secured Indebtedness if the securities of each series are secured equally and ratably with (or prior to) such Secured Indebtedness and further not including in this computation any Secured Indebtedness which is concurrently being retired), would not exceed the greater of $500 million or 15% of Consolidated Net Tangible Assets.

    CONSOLIDATIONS, MERGERS, SALES OR CONVEYANCES. Nothing contained in the indenture or in any of the debt securities of any series shall prevent any consolidation of Avaya with, or merger of Avaya into, any other corporation or corporations (whether or not affiliated with Avaya), or successive consolidations or mergers to which Avaya or its successor or successors shall be a party or parties, or shall prevent any sale, transfer, lease or conveyance of the property of Avaya (including stock of subsidiaries) as an entirety or substantially as an entirety to any other corporation (whether or not affiliated with Avaya) organized and existing under the laws of the United States of America, any state thereof or the District of Columbia authorized to acquire and own or operate the same; PROVIDED, HOWEVER that:



    - upon any such consolidation, merger, sale or conveyance, the due and punctual payment of the principal of (and premium, if any) and interest on all of the securities of each series, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the indenture to be performed or observed by Avaya, shall be expressly assumed, by supplemental indenture, reasonably satisfactory in form to the trustee, executed and delivered to the trustee by the corporation formed by such consolidation, or into which Avaya shall have been merged, or which shall have acquired such property;



    - immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of Avaya or a Subsidiary as a result of such transaction as having been incurred by Avaya or such Subsidiary at the time of such transaction, no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, will have happened and be continuing; and



    - either Avaya or the surviving entity delivers to the trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if required in connection with such transaction, the supplemental indenture comply with the applicable provisions of the indenture.


CERTAIN DEFINITIONS

    "Consolidated Net Tangible Assets" means the total assets of Avaya and its Subsidiaries, less current liabilities and certain intangible assets (other than product development costs).

    "Principal Property" means land, land improvements, buildings and associated factory, laboratory and office facilities (excluding all products marketed by Avaya or any of its subsidiaries) constituting a manufacturing, development, warehouse, service, office or operating facility owned by Avaya or a Restricted Subsidiary, located within the United States and having an acquisition cost plus capitalized improvements in excess of 2.0% of Consolidated Net Tangible Assets as of the date of such determination, other than any such property financed through the issuance of tax-exempt governmental obligations, or which the Board of Directors determines is not of material importance to Avaya and its Restricted Subsidiaries taken as a whole, or in which the interest of Avaya and all its subsidiaries does not exceed 50%.

    "Restricted Subsidiary" means any Subsidiary of Avaya which has substantially all its property in the United States, which owns any Principal Property and in which the investment of Avaya and all its Subsidiaries exceeds 2.0% of Consolidated Net Tangible Assets as of the date of such determination, other than certain financing Subsidiaries and Subsidiaries formed or acquired after the date of the indenture for the purpose of acquiring the business or assets of another person and that do not acquire all or any substantial part of the business or assets of Avaya or any Restricted Subsidiary. Additionally, this definition includes any other Subsidiary designated by Avaya's Board of Directors as a Restricted Subsidiary.

    "Secured Indebtedness" means indebtedness of Avaya or any Restricted Subsidiary secured by any lien upon any Principal Property or the stock or indebtedness of a Restricted Subsidiary or any conditional sale or other title retention agreement covering any Principal Property or Restricted Subsidiary. However, this definition specifically excludes all indebtedness:

    - that was outstanding on the date of the indenture;

    - incurred after the date of the indenture to finance the acquisition, improvement or construction of such property and either secured by purchase money mortgages or liens placed on such property within 180 days of acquisition, improvement or construction;

    - secured by liens on Principal Property or the stock or indebtedness of Restricted Subsidiaries and existing at the time of acquisition of the property, stock or indebtedness;

    - owing to Avaya or any other Restricted Subsidiary;

    - existing at the time a corporation becomes a Restricted Subsidiary;

    - arising out of guarantees by Avaya of Secured Indebtedness of any Restricted Subsidiaries and guarantees by a Restricted Subsidiary of Secured Indebtedness of Avaya and any other Restricted Subsidiary;

    - arising from any sale and leaseback or synthetic lease transaction;

    - incurred to finance the acquisition or construction of property in favor of any country or any political subdivisions; and

    - replacing, extending or renewing of any such indebtedness (to the extent such indebtedness is not increased).

    "Subsidiary" means any corporation a majority of the voting shares of which are at the time owned or controlled, directly or indirectly, by Avaya or its Subsidiaries.

EVENTS OF DEFAULT, NOTICE AND WAIVER


    If an Event of Default with respect to the debt securities of any series occurs and continues, either the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of such series may declare the principal amount (or such lesser amount as may be provided for in the debt securities of such series) of all outstanding debt securities of such series to be due and payable immediately, provided that upon certain events of bankruptcy or insolvency such principal amount shall become and be immediately due and payable without any declaration or other act. The holders of a majority of the aggregate principal amount of the debt securities of the affected series can rescind this accelerated payment requirement or waive any past default or Event of Default or allow us to not comply with any provision of the indenture. However, they cannot waive a default in payment of principal of, premium, if any, or interest on, any of the debt securities of such series. Any individual series of debt securities may have additional or different Events of Default from the Events of Default described herein. The prospectus supplement relating to any individual issuance of debt securities of any series will describe such additions or modifications. A default under one series of debt securities under the Indenture will not necessarily be a default under another series. Unless otherwise specified in a prospectus supplement, an Event of Default with respect to any series of debt securities occurs when:


    - Avaya fails to pay interest due on any debt security of that series for 30 days;

    - Avaya fails to pay principal of or premium on any debt securities of that series when due;

    - Avaya breaches any agreement in the debt securities of that series or in the indenture which continues for 90 days after written notice by the trustee or holders of at least 25% of the principal amount of the debt securities of that series at the time outstanding;

    - Avaya or any Restricted Subsidiary defaults in the payment of more than $100 million of indebtedness at the maturity thereof (after giving effect to any applicable grace period) or indebtedness of more than $100 million shall be accelerated, and such default and acceleration shall not be cured or annulled within 30 days after notice by the trustee or holders of at least 25% in principal amount of the outstanding series of debt securities; or

    - certain events in bankruptcy, insolvency or reorganization of Avaya occur.

    If a default occurs, the trustee will notify the holders of such series of all uncured and unwaived defaults known to it within 90 days. For the purpose of this provision, default means any event which is, or after notice or passage of time or both would be, an Event of Default. However, if the trustee determines in good faith that withholding notices is in the interest of the holders of such series it may do so except in the case of a payment default.

    The trustee, subject to its duty during an Event of Default in respect of any series of debt securities to act with the required standard of care, can refuse to perform any duty or exercise any right or power unless it received indemnity satisfactory to it. If indemnity is provided, the indenture provides that the holders of a majority in principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting proceedings for remedies available to the trustee, or exercising any trust or power conferred on the trustee, in respect of such series.

    The terms for any series of debt securities may provide that the holders of debt securities of such series shall act as one class together with the holders of debt securities of one or more other series in voting, giving notice, waiving, giving directions or taking any other specified, permitted or authorized action.

DISCHARGE AND DEFEASANCE

    If we deposit with the trustee sufficient cash or U.S. government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of a particular series, then at our option, we will be discharged from our obligations with respect to the debt securities of such series or we will no longer be under any obligation to comply with certain restrictive covenants under the indenture, and certain Events of Default will no longer apply to us. The sufficiency of the deposit must be certified by a nationally recognized firm of independent public accountants.

    If we achieve discharge and defeasance, the holders of the debt securities of the affected series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities. Such holders may look only to such deposited funds or obligations for payment.

    Additionally, Avaya must deliver to the trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for federal income tax purposes.

MODIFICATION OF THE INDENTURE


    Avaya and the trustee may, without the consent of the holders of debt securities, enter into indentures supplemental to the indenture for, among others, one or more of the following purposes: (1) to cure any ambiguity, defect or inconsistency in the indenture or the debt securities of any services or to make any other change, provided no such action shall adversely affect the rights of any holder; (2) to evidence the succession of another person to Avaya, and the assumption by such successor of Avaya's obligations under the indenture and the debt securities; (3) to secure the debt securities; (4) to provide for uncertificated securities in addition to or in place of certificated securities; or (5) to establish the form or terms of any series of securities. Avaya and the trustee, with the consent of a majority in principal amount of the outstanding debt securities of each series affected, may modify or supplement the terms of the indenture. However, no supplemental indenture may, without the consent of each holder affected, change: (1) a maturity date; (2) the principal amount;
(3) any premium; (4) the interest rate; (5) the time of interest payment;
(6) the authorized currency; or (7) the percentage of outstanding debt securities required for debt holder action.

CONCERNING THE TRUSTEE

    In addition to the indenture, Avaya and The Bank of New York have had, and continue to have, other customary banking agreements and arrangements, including stock transfer agent, lending and depository relationships.

NEW YORK LAW TO GOVERN

    The indenture and the debt securities will be deemed to be a contract made under the laws of the State of New York, and for all purposes will be construed in accordance with the laws of such State without giving effect to its conflict of laws principles.

                          DESCRIPTION OF THE WARRANTS

    Avaya may issue warrants for the purchase of debt securities. Warrants may be issued independently or together with any debt securities offered by any prospectus supplement and may be attached to or separate from such debt securities. The warrants will be issued in one or more series under a warrant agreement to be entered into between Avaya and a bank or trust company, as warrant agent. The details of any series of warrants will be set forth in the applicable prospectus supplement. The warrant agent will act solely as an agent of Avaya in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following summarizes certain provisions of the form of warrant agreement. You should read the form of warrant agreement which was filed on an exhibit to the registration statement of which this prospectus forms a part.

GENERAL TERMS

    The prospectus supplement for any individual issuance will describe in detail, if applicable:

    - the offering price and currency for which the warrants may be purchased;

    - the dates upon which the right to exercise the warrants will commence and expire;

    - if the warrants are not continuously exercisable, the specific date or dates on which they can be exercised;

    - whether the warrants will be issued in registered or bearer form or both and whether they will be issued in certificated or uncertificated form;

    - the terms of the debt securities which holders of warrants can purchase and the price to be paid to Avaya upon exercise;

    - if the debt securities to be purchased upon exercise will be issued in bearer form, any applicable restrictions;

    - if warrants are issued together with a series of debt securities, the name of such debt securities, their terms, the number of warrants accompanying each such debt security, and the date that the warrants and debt securities will become separately transferable;

    - any special United States federal tax implications of the warrants or their exercise; and

    - any other specific terms of the warrants.

    Warrant certificates may be exchanged for new warrant certificates of different denominations, transferred, and exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the underlying debt securities.

EXERCISE OF WARRANTS

    Warrant holders will be able to purchase the principal amount of debt securities at the exercise price designated in the prospectus supplement relating to the warrants. Warrants may not be exercised after 5:00 P.M., New York time, on the expiration date. Any warrants unexercised by that time and date will become void. Unless otherwise set forth in the applicable prospectus supplement, holders of warrants may exercise them by delivering properly completed warrant certificates and payment of the exercise price to the warrant agent at its corporate trust office. As soon as practicable after such delivery, we will issue and deliver to the indicated holder the debt securities purchasable upon exercise. If a holder does not exercise all the warrants represented by a particular certificate, we will also issue a new certificate for the remaining number of warrants.

                          DESCRIPTION OF CAPITAL STOCK

OUR AUTHORIZED CAPITAL STOCK


    Our authorized capital stock consists of 200,000,000 shares of preferred stock, par value $1.00 per share, and 1,500,000,000 shares of common stock, par value $0.01 per share. On March 31, 2001, 283,831,630 shares of our common stock were outstanding. Warburg, Pincus Equity Partners, L.P., Warburg, Pincus Netherlands Equity Partners I, C.V., Warburg, Pincus Netherlands Equity Partners II, C.V. and Warburg, Pincus Netherlands Equity Partners III, C.V. (collectively, the "Warburg Funds") own 4,000,000 shares of our Series B convertible participating preferred stock and warrants to purchase 12,391,079 shares of our common stock. The Warburg Funds have preemptive rights in connection with their ownership, which entitle them to purchase additional shares in connection with certain public or nonpublic offerings of our common stock solely for cash in capital-raising transactions.


OUR COMMON STOCK

    The holders of our common stock are entitled to one vote for each share on all matters voted on by stockholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by our board with respect to any series of preferred stock, such holders will possess all voting power. Our certificate of incorporation does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of our preferred stock created by our board from time to time, the holders of common stock are entitled to such dividends as may be declared from time to time by our board from funds available therefor, and upon liquidation will be entitled to receive pro rata all assets available for distribution to such holders. We have established plans to pay a dividend on shares of our common stock. The amount and timing of the dividend payment will be determined by our board of directors at a future date.

OUR PREFERRED STOCK

    Our certificate of incorporation authorizes our board of directors to establish one or more series of our preferred stock and to determine, with respect to any series of our preferred stock, the terms and rights of such series, including:

    - the designation of the series,

    - the number of shares of the series, which number our board may thereafter (except where otherwise provided in the applicable certificate of designation) increase or decrease, but not below the number of shares thereof then outstanding,

    - whether dividends, if any, will be cumulative or noncumulative, and, in the case of shares of any series having cumulative dividend rights, the date or dates or the method for determining the date or dates upon which dividends on the shares of such series shall be cumulative,

    - the redemption rights and price or prices, if any, for shares of the series,

    - the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series,

    - the amounts payable on and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs,

    - whether the shares of the series will be convertible or exchangeable into shares of any other class or series, or any other security, of ours or of any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares will be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made,

    - restrictions on the issuance of shares of the same series or of any other class or series,

    - the voting rights, if any, of the holders of the shares of the series, and

    - any other relative rights, preferences and limitations of such series.

    We believe that the ability of our board of directors to establish one or more series of our preferred stock will provide us with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs which might arise. The authorized shares of our preferred stock, as well as shares of our common stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. The New York Stock Exchange currently requires stockholder approval as a prerequisite to listing shares in several instances, including where the present or potential issuance of shares could result in an increase in the number of shares of common stock, or in the amount of voting securities, outstanding of at least 20%. If the approval of our stockholders is not required for the issuance of shares of our preferred stock or our common stock, our board may determine not to seek stockholder approval.

    Although our board of directors has no intention at the present time of doing so, it could issue a series of our preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to issue such shares based on its judgment as to our and our stockholders' best interests. Our board of directors, in so acting, could issue our preferred stock with terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

    7.5 million shares of our Series A junior participating preferred stock have been reserved for issuance upon exercise of rights under our rights agreement. For a more detailed discussion of our rights agreement and our Series A junior participating preferred stock, please see "Rights Agreement."

SERIES B CONVERTIBLE PARTICIPATING PREFERRED STOCK

    An aggregate of 4,000,000 shares of our Series B convertible participating preferred stock were issued on October 2, 2000 to the Warburg Funds. Set forth below is a summary of the terms of the Series B convertible participating preferred stock. For a complete description of all the terms of the Series B convertible participating preferred stock see the Certificate of Designation incorporated by reference hereto.

    RANK. With respect to payments of dividends, redemption payments, rights upon our liquidation, dissolution or the winding up of our affairs, or otherwise, our Series B convertible participating preferred stock ranks senior to our common stock. In the future, we may authorize and issue preferred stock which ranks senior to, in parity with or junior to the Series B convertible participating preferred stock. Consent of the holders of a majority of the outstanding shares of Series B convertible participating preferred stock is required for us to:

    - amend, alter or repeal any provision of our certificate of incorporation (by merger or otherwise) in a way that would adversely affect the preferences, rights or powers of the Series B convertible participating preferred stock;

    - issue parity securities or increase the issued and authorized number of shares of Series B convertible participating preferred stock if either action would adversely affect the class voting rights of the Series B convertible participating preferred stock or increase the aggregate liquidation preference of the issued and outstanding parity securities or the Series B convertible participating preferred stock in excess of $400 million; or

    - issue securities that would rank senior to the Series B convertible participating preferred stock.


    LIQUIDATION PREFERENCE. The initial liquidation preference for each share of Series B convertible participating preferred stock is $100. From the date on which these shares were issued, until the tenth anniversary of that date, the liquidation preference for each share will increase at an annual rate of 6.5%, compounded quarterly. From and after the tenth anniversary of the date on which these shares were issued, the liquidation preference for each share will increase at an annual rate of 12.0%, compounded quarterly. The increase in the liquidation preference for any quarter will be reduced by the amount of any cash dividends we pay on the Series B convertible participating preferred stock in respect of such quarter, other than dividends paid on our common stock in which the Series B convertible participating preferred stock participates. As of March 31, 2001, the Series B convertible participating preferred stock had an aggregate liquidation value of $413.1 million.


    Following a change-in-control of Avaya occurring during the first five years after the issue date of October 2, 2000, other than a change-in-control transaction that is a business combination involving solely the issuance of common stock, some or all of the liquidation value of the Series B convertible participating preferred stock that would otherwise accrete through the fifth anniversary of the issue date will be accelerated, subject to our option to pay the accelerated accretion in cash in some instances.

    A change-in-control includes any of the following:

    - the acquisition of 50% or more of either our common stock or the combined voting power of our then outstanding securities entitled to vote in an election of our directors;

    - changes in the composition of a majority of our board of directors which are not supported by our incumbent board of directors;

    - a reorganization, consolidation, or merger or the sale or other disposition of all or substantially all of our assets unless, following the transaction, the holders of our common stock and voting securities prior to the transaction own more than 50% of the common stock and voting securities of us or the entity resulting from the transaction or that acquired all or substantially all of our assets, such holders maintain their proportionate ownership in us or the entity resulting from the transaction or that acquired all or substantially all of our assets and no person or entity owns 50% or more of the then-outstanding shares of the common stock or voting securities of us or the entity resulting from the transaction or that acquired all or substantially all of our assets; and

    - approval by our stockholders of a complete liquidation or dissolution of our company.

    DIVIDENDS. The holders of our Series B convertible participating preferred stock are entitled to receive dividends when declared by our board of directors, out of funds legally available for the payment of dividends as described below.

    - For so long as the Series B convertible participating preferred stock is outstanding, holders of Series B convertible participating preferred stock will receive dividends equally and ratably with the holders of our common stock. Equal and ratable dividends are calculated on an as converted basis, meaning we assume for the purposes of the calculation that the shares of Series B convertible participating preferred stock were converted into shares of our common stock on the record date for the relevant common stock dividend.

    - During the fourth and fifth years after issuance, we will have the option to pay a quarterly cash dividend on each share of Series B convertible participating preferred stock at an annual rate of 3.25%, compounded quarterly, of the liquidation value of a share of Series B convertible participating preferred stock then in effect.

    - During the sixth through tenth years after issuance, we will have the option to pay a quarterly cash dividend on each share of Series B convertible participating preferred stock at an annual rate of 6.5%, compounded quarterly, of the liquidation value of a share of Series B convertible participating preferred stock then in effect.

    - After the tenth anniversary of issuance, we will be required to pay a quarterly cash dividend on each share of Series B convertible participating preferred stock at an annual rate of 12%, compounded quarterly, of the liquidation value of a share of Series B convertible participating preferred stock then in effect.

    REDEMPTION. At any time after the fifth anniversary of the issuance, we can force the holders of shares of Series B convertible participating preferred stock to convert their shares into common stock. If we give a notice of mandatory conversion, the holders of our shares of Series B convertible participating preferred stock have the right to require us to redeem their shares for cash, in whole or in part, at their option, at a cash redemption price equal to:

    - the liquidation value in effect on the redemption date; plus

    - except to the extent that a dividend has been declared for the applicable quarter, an amount equal to the unrecognized accretion and dividends accrued and unpaid on the Series B convertible participating preferred stock up to but not including the redemption date.

    For 60 days following the occurrence of a change-in-control transaction, the holders of our shares of Series B convertible participating preferred stock have the right to require us to redeem their shares for cash, in whole or in part, at their option, at a cash redemption price equal to:

    - 101% of the liquidation value in effect on the redemption date; plus

    - except to the extent that a dividend has been declared for the applicable quarter, an amount equal to the unrecognized accretion and dividends accrued and unpaid on the Series B convertible participating preferred stock up to but not including the redemption date.

    CONVERSION. Holders of shares of Series B convertible participating preferred stock may convert their shares into shares of our common stock at any time, at an initial conversion price of $26.71 per share of our common stock. The number of shares of our common stock into which each share of Series B convertible participating preferred stock will be convertible is determined by dividing the amount of the liquidation value at the time of the conversion of that share by the conversion price in effect as of the time of conversion. The conversion price is subject to adjustment upon the occurrence of any of the following actions: (i) the issuance of common stock at less than market value;
(ii) the declaration of a dividend or the making of a distribution on common stock in shares of common stock;

(iii) the subdivision or reclassification of outstanding shares of common stock into a greater number of shares; (iv) the combination or reclassification of the outstanding shares of common stock into a smaller number of shares; (v) the fixing of a record date for the making of various distributions to all holders of shares of its common stock; (vi) the pro rata repurchase of common stock;
(vii) a business combination or reclassification of common stock; or (viii) any action affecting the common stock, which in the opinion of the board of directors would materially adversely affect the conversion rights of holders of Series B convertible participating preferred stock.

    From and after the fifth anniversary of the date of issuance of the Series B convertible participating preferred stock, we will have the right to require the holders of Series B convertible participating preferred stock, at our option, to convert any or all of their shares, into shares of our common stock at the conversion price in effect at that time, subject to the right (as described under "Redemption") of the holders to require us to redeem their shares if we give notice of a mandatory conversion.


    Based on the initial conversion price of $26.71, the Series B convertible participating preferred stock was convertible into an aggregate of 15,466,328 shares of our common stock as of March 31, 2001.


    VOTING RIGHTS. The holders of our shares of Series B convertible participating preferred stock:

    - are entitled to vote with the holders of our common stock on all matters submitted for a vote of the holders of common stock, voting together with the holders of our common stock as one class; and

    - are entitled to a number of votes equal to the number of votes to which the shares of common stock issuable upon conversion of the shares of Series B convertible participating preferred stock would have been entitled if such shares of common stock had been outstanding at the time of the applicable vote and related record date.

    Generally the holders of our shares of Series B convertible participating preferred stock are entitled to vote as a single class with respect to:

    - the amendment, alteration or repeal of any provision of our certificate of incorporation which adversely affects the preferences, rights or powers of the Series B convertible participating preferred stock; and

    - the authorization of any securities which would rank senior to the Series B convertible participating preferred stock or parity securities that would adversely affect the class voting rights of the Series B convertible participating preferred stock or have an aggregate liquidation preference in excess of $400 million.

WARRANTS

    As part of their investment, the Warburg Funds acquired warrants to purchase an aggregate of 12,391,079 shares of our common stock. The warrants have an exercise price equal to $34.73, subject to adjustment.

    The warrants were issued in two series: Series A warrants to purchase 6,883,933 shares of our common stock and Series B warrants to purchase 5,507,146 shares of our common stock. The Series A warrants have a four-year term, expiring October 2, 2004, and the Series B warrants have a five-year term, expiring October 2, 2005. During a period commencing on the effective date of the registration statement of which this prospectus is a part, until October 2, 2002, if the market price of our common stock exceeds 200%, in the case of the Series A warrants, and 225%, in the case of the Series B warrants, of the exercise price of the warrants for 20 consecutive trading days, we can force the exercise of up to 50% of the four-year warrants and the five-year warrants, respectively. The warrants are exercisable immediately and have customary antidilution rights.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND
  BY-LAWS

    BOARD OF DIRECTORS. Our certificate of incorporation provides that, except as otherwise fixed by or pursuant to the provisions of a certificate of designations setting forth the rights of the holders of any class or series of our preferred stock, the number of our directors will be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the total number of directors which we would have if there were no vacancies, but shall not be less than three. Our directors will be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, one class to be originally elected for a term expiring at the annual meeting of stockholders to be held after the end of fiscal 2001, another class to be originally elected for a term expiring at the annual meeting of stockholders to be held after the end of fiscal 2002 and another class to be originally elected for a term expiring at the annual meeting of stockholders to be held after the end of fiscal 2003, with each director to hold office until his or her successor is duly elected and qualified. Commencing with the annual meeting of stockholders to be held after the end of fiscal 2001, directors elected to succeed directors whose terms then expire will be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until such person's successor is duly elected and qualified.

    Our certificate of incorporation provides that, except as otherwise provided for or fixed by or pursuant to a certificate of designations setting forth the rights of the holders of any class or series of our preferred stock, newly created directorships resulting from any increase in the number of directors and any vacancies on our board resulting from death, resignation, disqualification, removal or other cause will be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of our board, and not by the stockholders. Any director elected in accordance with the preceding sentence will hold office until the next annual meeting of stockholders at which time the director will stand for election for the remainder of the term and until such director's successor shall have been duly elected and qualified. No decrease in the number of directors constituting our board will shorten the term of any incumbent director. Subject to the rights of holders of our preferred stock, any director may be removed from office only for cause by the affirmative vote of the holders of at least a majority of the voting power of all voting stock then outstanding, voting together as a single class; provided, however, that any director or directors may be removed from office by the affirmative vote of the holders of at least 80% of the voting power of all our voting stock then outstanding, voting together as a single class.

    These provisions would preclude a third party from removing incumbent directors and simultaneously gaining control of our board by filling the vacancies created by removal with its own nominees. Under the classified board provisions described above, it would take at least two elections of directors for any individual or group to gain control of our board. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of us.

    NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS. Our certificate of incorporation and by-laws provide that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any of our preferred stock, special meetings of our stockholders for any purpose or purposes may be called only by our board pursuant to a resolution stating the purpose or purposes thereof approved by a majority of the whole board or by our chairman of the board, and any power of stockholders to call a special meeting is specifically denied. No business other than that stated in the notice shall be transacted at any special meeting. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by our board or the chairman of the board.

    ADVANCE NOTICE PROCEDURES. Our by-laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders. Our stockholder notice procedure provides that only persons who are nominated by, or at the direction of, our chairman of the board, or by a stockholder who has given timely written notice to our secretary prior to the meeting at which directors are to be elected, will be eligible for election as our directors. Our stockholder notice procedure also provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, our chairman of the board or our board, or by a stockholder who has given timely written notice to our secretary of such stockholder's intention to bring such business before such meeting. Under our stockholder notice procedure, for notice of stockholder nominations to be made at an annual meeting to be timely, such notice must be received by our secretary not later than the close of business on the 45th calendar day nor earlier than the close of business on the 75th calendar day prior to the first anniversary of the preceding year's annual meeting, except that, in the event that the date of the annual meeting is more than 30 calendar days before or more than 60 calendar days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 75th calendar day prior to such annual meeting and not later than the close of business on the later of the 45th calendar day prior to such annual meeting or the 10th calendar day following the day on which public announcement of a meeting date is first made by us.

    Notwithstanding the foregoing, in the event that the number of directors to be elected to our board is increased and we make no public announcement naming all of the nominees for director or specifying the size of our increased board at least 55 calendar days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice also will be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered not later than the close of business on the 10th calendar day following the day on which such public announcement is first made by us. Under our stockholder notice procedure, for notice of a stockholder nomination to be made at a special meeting at which directors are to be elected to be timely, such notice must be received by us not earlier than the close of business on the 75th calendar day prior to such special meeting and not later than the close of business on the later of the 45th calendar day prior to such special meeting or the 10th calendar day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by our board to be elected at such meeting.

    In addition, under our stockholder notice procedure, a stockholder's notice to us proposing to nominate a person for election as a director or relating to the conduct of business other than the nomination of directors must contain the information required by our certificate of incorporation. If the chairman of a meeting determines that an individual was not nominated, or other business was not brought before the meeting, in accordance with our stockholder notice procedure, such individual will not be eligible for election as a director, or such business will not be conducted at such meeting, as the case may be.

    AMENDMENT. Our certificate of incorporation provides that the affirmative vote of the holders of at least 80% of our voting stock then outstanding, voting together as a single class, is required to amend provisions of the certificate relating to the number, election and term of our directors; the nomination of director candidates and the proposal of business by stockholders; the filling of vacancies; and the removal of directors. Our certificate further provides that the related by-laws described above, including the stockholder notice procedure, may be amended only by our board or by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of voting stock, voting together as a single class.

RIGHTS AGREEMENT

    Our board of directors has adopted a rights agreement with The Bank of New York, as rights agent. The rights agreement has been incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. For information on how to obtain a copy of the rights agreement, please see "Where to Find Additional Information Regarding Avaya".

    ANTI-TAKEOVER EFFECTS. The rights are intended to have anti-takeover effects. If the rights become exercisable, the rights will cause substantial dilution to a person or group that attempts to acquire or merge with us in most cases. Accordingly, the existence of the rights may deter a potential acquiror from making a takeover proposal or tender offer. The rights should not interfere with any merger or other business combination approved by our board of directors since we may redeem the rights as described below and since a transaction approved by our board of directors would not cause the rights to become exercisable.

    EXERCISABILITY OF RIGHTS. Under the rights agreement, one right attaches to each share of our common stock outstanding and, when exercisable, entitles the registered holder to purchase from us one one-thousandth of a share of Series A junior participating preferred stock, par value $1.00 per share, at an initial purchase price of $125, subject to the customary antidilution adjustments. For a description of the terms of our Series A junior participating preferred stock, see "Series A Junior Participating Preferred Stock" below.

    The rights will not become exercisable until the earliest of:

    - 10 business days following a public announcement that a person or group has become the beneficial owner of securities representing 10% or more of our common stock then outstanding

    - 10 business days after we first determine that a person or group has become the beneficial owner of securities representing 10% or more of our common stock then outstanding or

    - such date, if any, as may be designated by the board of directors following the commencement of, or the announcement of an intention to commence, a tender offer or exchange offer that would result in a person or group becoming the beneficial owner of securities representing 10% or more of our common stock then outstanding (or such later date as our board of directors may determine, but in no event later than the date that any person or group actually becomes such an owner).

    Additionally, at any time a person or a group has become the beneficial owner of securities representing 10% or more of our common stock then outstanding and we have registered the securities subject to the rights under the Securities Act, the flip-in or flip-over features of the rights or, at the discretion of our board of directors, the exchange features of the rights, may be exercised by any holder, except for such person or group.

    Our sale to the Warburg Funds of 4,000,000 shares of Series B convertible participating preferred stock and warrants to purchase our common stock did not trigger the exercisability of the rights under our rights agreement. These investors shall not be deemed to be the beneficial owners of any shares of common stock:

    - that these investors acquire or can acquire by converting their shares of Series B convertible participating preferred stock into shares of our common stock;

    - that these investors acquire or can acquire by exercising their warrants to purchase shares of our common stock;

    - that these investors acquire, directly or indirectly, by exercising their preemptive rights granted in connection with their investment; or

    - as a result of their ownership of the Series B convertible participating preferred stock or warrants acquired pursuant to their initial investment.

    The various features of our rights agreement are described below.

    "FLIP IN" FEATURE. In the event a person or group becomes the beneficial owner of securities representing 10% or more of our common stock then outstanding, each holder of a right, except for such person or group, will have the right to acquire, upon exercise of the right, instead of one one-thousandth of a share of our Series A junior participating preferred stock, shares of our common stock having a value equal to twice the exercise price of the right. For example, if we assume that an exercise price of $125 is in effect on the date that the flip-in feature of the right is exercised, any holder of a right, except for the person or group that has become the beneficial owner of securities representing 10% or more of our common stock then outstanding, can exercise his or her right by paying us $125 in order to receive from us shares of common stock having a value equal to $250.

    "EXCHANGE" FEATURE. At any time after a person or group becomes the beneficial owner of securities representing 10% or more, but less than 50%, of our common shares then outstanding, our board of directors may, at its option, exchange all or some of the rights, except for those held by such person or group, for our common stock at an exchange ratio of one share of common stock per right, subject to adjustment, and cash instead of fractional shares, if any. Use of this exchange feature means that eligible rights holders would not have to pay a purchase price before receiving shares of our common stock.

    "FLIP OVER" FEATURE. In the event we are acquired in a merger or other business combination transaction or 50% or more of our assets and those of our subsidiaries or our earning power and that of our subsidiaries, in each case taken as a whole, are sold, each holder of a right, except for a person or group that is the beneficial owner of securities representing 10% or more of, will have the right to receive, upon exercise of the right, the number of shares of the acquiring company's capital stock with the greatest voting power having a value equal to twice the exercise price of the right.

    REDEMPTION OF RIGHTS.  At any time before the earlier to occur of:

    - public disclosure that a person or group has become the beneficial owner
      of securities   representing 10% or more of our common stock then
      outstanding or

    - our determination that a person or group has become the beneficial owner
      of securities   representing 10% or more of our common stock then
      outstanding

    our board of directors may redeem all of the rights at a redemption price of $0.01 per right, subject to adjustment. The right to exercise the rights, as described under "Exercisability of Rights" above, will terminate upon redemption, and at such time, the holders of the rights will have the right to receive only the redemption price for each right held.

    AMENDMENT OF RIGHTS. At any time before a person or group becomes the beneficial owner of securities representing 10% or more of our common stock then outstanding, the terms of the existing rights agreement maybe amended by our board of directors without the consent of the holders of the rights.

    However, if at any time after a person or group beneficially owns securities representing 10% or more, or such lower percentage as may be amended in the existing rights agreement, of our common stock then outstanding, our board of directors may not adopt amendments to the existing rights agreement that adversely affect the interests of holders of the rights. Furthermore, once the rights are no longer redeemable, our board of directors may not adopt any amendment that would lengthen the time period during which the rights are redeemable.

    TERMINATION OF RIGHTS. If not previously exercised, the rights will expire 10 years from the date that the rights agreement commences, unless we earlier redeem or exchange the rights or extend the final expiration date.

    SERIES A JUNIOR PARTICIPATING PREFERRED STOCK. In connection with the creation of the rights, as described above, our board of directors has authorized the issuance of 7.5 million shares of Series A junior participating preferred stock.

    We have designed the dividend, liquidation, voting and redemption features of our Series A junior participating preferred stock so that the value of one one-thousandth of a share of our Series A junior participating preferred stock approximates the value of one share of our common stock. Shares of our Series A junior participating preferred stock may only be purchased after the rights have become exercisable, and each share of the Series A junior participating preferred stock:

    - is nonredeemable and junior to all other series of preferred stock, unless otherwise provided in the terms of those series of preferred stock;

    - will have a preferential dividend in an amount equal to the greater of $1.00 or 1,000 times any dividend declared on each share of common stock;

    - in the event of liquidation, will entitle its holder to receive a preferred liquidation payment equal to 1,000 times the payment made per share of common stock;

    - will have 1,000 votes, voting together with the common stock and any other capital stock with general voting rights; and

    - in the event of any merger, consolidation or other transaction in which shares of common stock are converted or exchanged, will be entitled to receive 1,000 times the amount and type of consideration received per share of common stock.

    The rights of our Series A junior participating preferred stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary antidilution provisions.

DELAWARE BUSINESS COMBINATION STATUTE

    Section 203 of the Delaware General Corporation Law provides that, subject to exceptions set forth therein, an interested stockholder of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the date that such stockholder becomes an interested stockholder unless:

    - prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

    - upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or

    - on or subsequent to such date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as otherwise set forth in Section 203, an interested stockholder is defined to include:

       - any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of' the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination and

       - the affiliates and associates of any such person.

    Section 203 may make it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. We have not elected to be exempt from the restrictions imposed under Section 203. However, for a period of three years following the distribution date, Lucent and its affiliates are excluded from the definition of interested stockholder pursuant to the terms of Section 203. The provisions of Section 203 may encourage persons interested in acquiring us to negotiate in advance with our board, since the stockholder approval requirement would be avoided if a majority of the directors then in office approves either the business combination or the transaction which results in any such person becoming an interested stockholder. Such provisions also may have the effect of preventing changes in our management. It is possible that such provisions could make it more difficult to accomplish transactions which our stockholders may otherwise deem to be in their best interests.

TRANSFER AGENT AND REGISTRAR

    The Bank of New York is acting as the transfer agent and registrar for our common stock.

                              PLAN OF DISTRIBUTION

    Avaya may sell the securities in four ways:

    - through underwriters;

    - through dealers;

    - through agents; and

    - directly to purchasers.

    If Avaya uses underwriters in an offering of securities using this prospectus, we will execute an underwriting agreement with one or more underwriters. The names of those underwriters and the terms of the transaction will be set forth in the applicable prospectus supplement. The underwriting agreement will provide that the obligations of the underwriters with respect to a sale of the offered securities are subject to specified conditions precedent and that the underwriters will be obligated to purchase all of the offered securities if any are purchased. Underwriters may sell those securities through dealers. The underwriters may change the initial offering price and any discounts or concessions allowed or re-allowed or paid to dealers. If Avaya uses underwriters in an offering of securities using this prospectus, the applicable prospectus supplement will contain a statement regarding the intention, if any, of the underwriters to make a market in the offered securities.

    We may grant to the underwriters option to purchase additional offered securities, to cover over- allotments, if any, at the public offering price (with additional underwriting discounts or commissions), as may be set forth in the related prospectus supplement. If we grant any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement relating to such offered securities.

    If Avaya uses a dealer in an offering of securities using this prospectus, we will sell the offered securities to the dealer as principal. The dealer may then resell those securities to the public or other dealers at a fixed price or varying prices to be determined at the time of resale.

    If Avaya designates an agent or agents in an offering of securities using this prospectus, unless otherwise indicated in a prospectus supplement, that agent will be acting on a best efforts basis for the period of its appointment.

    Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

    Underwriters, dealers, agents or remarketing firms participating in a distribution of securities using this prospectus may be deemed to be underwriters under the Securities Act and any discounts and commissions received by them and any profit realized by them on resale of the offered securities, whether received from us or from purchasers of offered securities for whom they act as agents, will be disclosed in the prospectus supplement. Pursuant to agreements that we may enter into, underwriters, dealers, agents or remarketing firms who participate in the distribution of securities by use of this prospectus may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, or contribution with respect to payments that those underwriters, dealers, agents or remarketing firms may be required to make in respect of these liabilities.

    We may offer to sell securities, either at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

    We may authorize underwriters, and agents to solicit offers by certain institutions to purchase securities pursuant to delayed delivery contracts providing for payment and delivery on a future date specified in the prospectus supplement. Institutions with which delayed delivery contracts may be made include commercial and savings banks, insurance companies, educational and charitable institutions and other institutions we may approve. The obligations of any purchaser under any delayed delivery contract will not be subject to any conditions except that any related sale of offered securities to underwriters shall have occurred and the purchase by an institution of the securities covered by its delayed delivery contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which that institution is subject. Any commission paid to agents and underwriters soliciting purchases of securities pursuant to delayed delivery contracts accepted by us will be detailed in the prospectus supplement.

    We may also use this prospectus to directly solicit offers to purchase securities. Except as set forth in the applicable prospectus supplement, none of our directors, officers or employees will solicit or receive a commission in connection with those direct sales. Those persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with direct sales.

    Underwriters, dealers, agents and remarketing firms may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

                                 LEGAL OPINIONS

    The validity of the securities offered in this prospectus, as well as certain other legal matters, will be passed upon by Pamela F. Craven, Vice President, General Counsel and Secretary, of the Company. As of March 1, 2001, Pamela F. Craven owned 1,220 shares of Avaya common stock and options and stock units for 1,355,538 shares of Avaya common stock.

                                    EXPERTS

    The consolidated financial statements of Avaya as of September 30, 2000 and 1999 and for each of the three fiscal years in the period ended September 30, 2000 incorporated by reference in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the changes in accounting as described in Notes 2 and 11 to the consolidated financial statements and an emphasis of a matter paragraph relating to Avaya's spin-off from Lucent as described in Note 1 to the consolidated financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. Any audited financial statements and financial statement schedules that are incorporated or that are deemed to be incorporated by reference into this prospectus that are the subject of a report by independent accountants will be so incorporated by reference in reliance upon such reports and upon the authority of such firms as experts in auditing and accounting to the extent covered by consents of these accountants filed with the SEC.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                    SUBJECT TO COMPLETION DATED MAY 7, 2001


PROSPECTUS

                                   AVAYA INC.

                    4,000,000 SHARES OF SERIES B CONVERTIBLE
                         PARTICIPATING PREFERRED STOCK

                         SERIES A WARRANTS TO PURCHASE
                        6,883,933 SHARES OF COMMON STOCK

                         SERIES B WARRANTS TO PURCHASE
                        5,507,146 SHARES OF COMMON STOCK

                       33,063,782 SHARES OF COMMON STOCK
                             ---------------------

    The 4,000,000 shares of our Series B convertible participating preferred stock, Series A warrants to purchase 6,883,933 shares of our common stock and Series B warrants to purchase 5,507,146 shares of our common stock offered by this prospectus were originally issued by us as part of an equity investment in Avaya by Warburg, Pincus Equity Partners, L.P., Warburg, Pincus Netherlands Equity Partners I, C.V., Warburg, Pincus Netherlands Equity Partners II, C.V. and Warburg, Pincus Netherlands Equity Partners III, C.V. (collectively, the "Warburg Funds") on October 2, 2000. The shares of our common stock offered by this prospectus are issuable upon conversion of the Series B convertible participating preferred stock assuming that the liquidation preference of such Series B convertible participating preferred stock accretes (without the payment of any cash dividend on such preferred stock) through the fifth anniversary of the date of issuance thereof. Each share of our common stock offered by this prospectus includes one Series A junior participating preferred stock purchase right. All the securities offered by this prospectus may be sold from time to time by or on behalf of the Warburg Funds. See "Selling Securityholders" and "Plan of Distribution." The securities were originally issued in a private offering made in reliance on Section 4(2) of the Securities Act of 1933. In connection with the equity investment, we agreed to register the securities offered by this prospectus. We will not receive any of the proceeds from the sale of the securities by the selling securityholders.


    Avaya's common stock is listed on the New York Stock Exchange under the symbol "AV". On May 2, 2001, the last sale price of Avaya's common stock as reported on the New York Stock Exchange was $15.22.


                            ------------------------


    INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.


    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or any accompanying prospectus supplement. Any representation to the contrary is a criminal offense.

                  THE DATE OF THIS PROSPECTUS IS       , 2001

                               TABLE OF CONTENTS


                                                                PAGE
                                                                ----
Forward Looking Statements..................................      3

Risk Factors................................................      4

Description of Avaya........................................     14

Where to Find Additional Information Regarding Avaya........     17

Ratios of Earnings to Fixed Charges and Earnings to Combined
  Fixed Charges and Preferred Stock Accretion...............     18

Description of Capital Stock................................     18

Selling Securityholders.....................................     29

United States Federal Income Tax Considerations.............     32

Plan of Distribution........................................     33

Use of Proceeds.............................................     39

Legal Opinions..............................................     39

Experts.....................................................     39

                           FORWARD LOOKING STATEMENTS


    This prospectus contains and incorporates by reference forward-looking statements that are based on current expectations, estimates, forecasts and projections about the industries in which we operate, management's beliefs and assumptions made by management. Such statements include, in particular, statements about our plans, strategies and prospects. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward looking statements. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward looking statements after they are made, whether as a result of new information, future events or otherwise.

    Important factors that could cause actual outcomes and results to differ materially from forward looking statements we make include the factors described under "Risk Factors" in this prospectus and in our other filings with the SEC and the following factors:

    - increasing price and product and services competition by U.S. and foreign competitors, including new entrants;

    - rapid technological developments and changes and our ability to continue to introduce competitive new products and services on a timely, cost-effective basis in commercially available quantities;

    - our mix of products and services;

    - our ability to achieve lower costs and expenses;

    - our ability to attract and retain talent in key technological areas;

    - our ability to form and implement alliances and address gaps in technology;

    - customer demand for our products and services;

    - our ability to market our products and services effectively;

    - our ability to successfully integrate acquired companies;

    - U.S. and foreign governmental and public policy changes that may effect the level of new investments and purchases made by customers;

    - changes in environmental and other U.S. and foreign governmental regulations;

    - our ability to protect our intellectual property rights;

    - our ability to realize cost savings from our manufacturing outsourcing initiative;

    - the outcome of pending and future litigation and governmental proceedings; and

    - the continued availability of financing, financial instruments and financial resources in the amounts at the times and on the terms required to support our future operations.

    These are representative of the factors that could cause actual outcomes and results to differ from the forward looking statements contained or incorporated by reference in this prospectus. In addition, such statements could be affected by general industry and market conditions and growth rates, economic conditions worldwide and other future factors.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND ALL THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS AND ANY RELATED PROSPECTUS SUPPLEMENT IN EVALUATING US.

    SEE "DESCRIPTION OF AVAYA" FOR A BRIEF DESCRIPTION OF OUR BUSINESS AND THE SPINOFF OF AVAYA BY LUCENT TECHNOLOGIES INC., OR LUCENT, TO ITS STOCKHOLDERS.

RISKS RELATED TO OUR BUSINESS

    OUR PRODUCT REVENUE HAS BEEN DECLINING, AND IF WE DO NOT SUCCESSFULLY IMPLEMENT OUR STRATEGY TO EXPAND OUR SALES IN MARKET SEGMENTS WITH HIGHER GROWTH RATES, OUR REVENUE MAY CONTINUE TO DECLINE AND WE MAY NOT BE PROFITABLE

    We have been experiencing declines in revenue from our traditional business, enterprise voice communications products. We expect, based on various industry reports, the growth rate of the market segments for these traditional products to be extremely low. We are implementing a strategy to capitalize on the higher growth opportunities in our market, such as eBusiness communications solutions, including converged voice and data products. The success of this strategy, however, is subject to many risks, including risks that:

    - we do not develop new products or enhancements to our current products on a timely basis to meet the changing needs of our customers;

    - customers do not accept our products or new technology or industry standards develop that make our products obsolete; or

    - our competitors introduce new products before we do and achieve a competitive advantage by being among the first to market.


    The market for our products and services is characterized by rapidly changing technology, evolving industry standards, frequent new product introductions and changing customer requests. For example, the recent advances in voice communications over the Internet have created a demand for converged voice and data products that we believe generally did not exist until recently. If we do not develop new products or enhancements on a timely basis, or if any of our new products or product features do not achieve market acceptance, customers may not purchase our products. If we do not successfully market our new products, they may not achieve market acceptance. A number of factors, including design or manufacturing difficulties, could delay or prevent us from developing, introducing or marketing new products or enhancements. We have fewer resources to acquire or develop and introduce new products as a stand-alone company than we had as a part of Lucent. We must hire additional research and development engineers to complete our research and development capability and compete effectively. Consequently, we may have more difficulties in the future developing and introducing new products on a timely basis. In addition, new product development generally requires a substantial investment before any assurance is available as to its commercial viability. Our profitability will decline if any of the eBusiness and converged voice and data products on which we are focusing our research and development investments fail to achieve broad acceptance in the marketplace.



    Our traditional business and our eBusiness solutions are a part of our Communications Solutions segment. If we are unsuccessful in implementing our strategy, the contribution to our results from Communications Solutions may decline, reducing our overall profitability and requiring a greater need for capital resources.


    WE ARE SIGNIFICANTLY CHANGING THE FOCUS OF OUR COMPANY IN ORDER TO CONCENTRATE ON THE DEVELOPMENT AND MARKETING OF EBUSINESS SOLUTIONS, INCLUDING CONVERGED VOICE AND DATA PRODUCTS, AND THE UNCERTAINTY SURROUNDING THIS NEW MARKET OPPORTUNITY MAY RESULT IN A DECREASE IN OUR REVENUE AND PROFITABILITY

    We are making a significant change in the direction and strategy of our company to focus on the development and sales of advanced products to be used as components of comprehensive eBusiness communications solutions, including products that facilitate the convergence of voice and data networks. By eBusiness, we mean the internal and external use of communications tools and electronic networks, to interact, collaborate and transact business with an enterprise's customers, suppliers, partners and employees. In order to implement this change, we must:

    - retrain our sales staff to sell new types of products and improve our marketing of such products;

    - develop relationships with new types of distribution partners;

    - research and develop more data products and products using communications media other than voice traffic, which has historically been our core area of expertise; and

    - build credibility among customers that we are capable of delivering advanced communications solutions beyond our historic product lines.


    Most of these items involve substantial increased costs and may not be implemented successfully. If we are not successful, our revenue and profitability may decline. However, even if we are successful in making these changes, our revenue may still decrease if the market opportunity for eBusiness solutions, including converged voice and data products, does not develop in the ways we anticipate. Because this market opportunity is in its early stages, we cannot predict whether:


    - the demand for eBusiness solutions and converged voice and data products will grow as fast as we anticipate;

    - new technologies will cause the market to evolve in a manner different than we expect; or

    - we will be able to obtain a leadership position as this opportunity develops.

    BECAUSE WE ARE TARGETING ENTERPRISES FOCUSED ON EBUSINESS, OUR SUCCESS DEPENDS LARGELY ON THE WIDESPREAD ACCEPTANCE OF EBUSINESS AND THE INTERNET

    The use and growth of the Internet is of critical importance to our strategy of focusing on the development and sales of eBusiness solutions, which often involve electronic networks, applications and other business functions that use the Internet. Because we intend to target enterprises focusing on incorporating eBusiness into their operations, if usage of the Internet does not continue to grow, or grows at a rate significantly lower than current trends, our business prospects will be harmed.

    The continued adoption of eBusiness and other uses of the Internet depends on many factors that are outside our control. These factors include the following:

    - development of cost-effective technology and applications that allow enterprises to adopt eBusiness solutions;

    - availability of new technology standards that facilitate easier integration of multiple vendors' technology and applications;

    - the performance and reliability of the Internet may decline as usage grows;

    - use of the Internet may decline if security and authentication concerns regarding transmission of confidential information over the Internet and attempts by unauthorized users, or hackers, to penetrate online security systems grow; and

    - use of the Internet may decline if the ability to gather information about Internet users without their knowledge or consent results in increased concerns about privacy protection or federal, state or foreign governments adopt restrictive laws or regulations relating to the Internet.

    An example of the potential effect of these factors on our products is the restrictions adopted by the European Union and some European countries on the use of customer data. If other countries, regions or states adopt legislation or other restrictions on the use of customer data or customer profiling technologies, or if existing legislation or restrictions become more stringent, our customer relationship management products and services may be less useful to our clients and our revenue from these products may decline. These customer relationship management solutions are dependent on the use of customer data collected from various sources, including information collected on Web sites, as well as other data derived from customer registrations, billings, purchase transactions and surveys.

    WE PLAN TO EXPAND OUR INTERNATIONAL SALES, WHICH WILL SUBJECT US TO ADDITIONAL BUSINESS RISKS AND MAY CAUSE OUR PROFITABILITY TO DECLINE DUE TO INCREASED COSTS

    We intend to continue to pursue growth opportunities internationally. In many countries outside the United States, long-standing relationships between our potential customers and their local providers and protective regulations, including local content requirements and type approvals, create barriers to entry. In addition, pursuit of such international growth opportunities may require significant investments for an extended period before returns on such investments, if any, are realized. For example, to execute our strategy to expand internationally we are incurring additional costs to enter into strategic alliances focused on international sales and expanding our presence in high growth countries. International operations are subject to a number of other risks and potential costs, including:

    - the risks that because our new brand will not be locally recognized, we must spend significant amounts of time and money to build a brand identity without certainty that we will be successful;

    - unexpected changes in regulatory requirements;

    - inadequate protection of intellectual property in foreign countries;

    - adverse tax consequences;

    - dependence on developing relationships with qualified local distributors, dealers, value- added resellers and systems integrators; and

    - political and economic instability.


    We may not be able to overcome some of these barriers and may incur significant costs in addressing others. For example, we believe our association with the Bell Laboratories name is particularly important in our international markets and our limited ability to use this name after the distribution may cause a disruption in our international sales. Sales to our international customers are denominated in either local currency or U.S. dollars, depending on the country or channel used to fulfill the customers' order. In addition to the foreign currency risk for our receivables, there is additional risk associated with the fact that most of our products or components are manufactured or sourced from the United States. Should the U.S. dollar strengthen against a local currency, the impact may hamper our ability to compete with other competitors, preventing us from increasing our revenue and profitability in international markets. We manage our net currency exposure through currency forward contracts and currency options. Any of these factors could prevent us from increasing our revenue and profitability in international markets.


    IF WE SUCCESSFULLY IMPLEMENT OUR MANUFACTURING INITIATIVE, WE WILL DEPEND ON CONTRACT MANUFACTURERS TO PRODUCE MOST OF OUR PRODUCTS AND IF THESE MANUFACTURERS ARE UNABLE TO FILL OUR ORDERS ON A TIMELY AND RELIABLE BASIS, WE WILL LIKELY BE UNABLE TO DELIVER OUR PRODUCTS TO MEET CUSTOMER ORDERS OR SATISFY THEIR REQUIREMENTS


    We have entered into an agreement to outsource substantially all of our manufacturing other than manufacturing of structured cabling systems. The successful implementation our manufacturing initiative, if at all, will depend on the willingness and ability of contract manufacturers to produce our products. We may experience significant disruption to our operations by outsourcing so much of our manufacturing. If our contract manufacturers terminate their relationships with us or are unable to fill our orders on a timely basis, we may be unable to deliver our products to meet our customers' orders, which could delay or decrease our revenue.


    WE MAY NOT BE ABLE TO HIRE AND RETAIN HIGHLY SKILLED EMPLOYEES, WHICH COULD AFFECT OUR ABILITY TO COMPETE EFFECTIVELY AND MAY CAUSE OUR REVENUE AND PROFITABILITY TO DECLINE

    We depend on highly skilled technical personnel to research and develop, market and service new products. To succeed, we must hire and retain employees who are highly skilled in the rapidly changing communications and Internet technologies. In particular, as we implement our strategy of focusing on eBusiness solutions and the convergence of voice and data networks, we will need to:

    - hire a significant number of researchers in order to create a group sufficiently large to support our strategy to continue to introduce innovative products and to offer comprehensive eBusiness solutions;

    - hire more employees with experience developing and providing eBusiness products and services;

    - hire and train a customer service organization to service our multi-service networking products; and

    - retrain our existing sales force to sell converged and eBusiness products and services.

    Individuals who have these skills and can perform the services we need to provide our products and services are scarce. Because the competition for qualified employees in our industry is intense, hiring and retaining employees with the skills we need is both time-consuming and expensive. We might not be able to hire enough of them or to retain the employees we do hire. Our inability to hire and retain the individuals we seek could hinder our ability to sell our existing products, systems, software or services or to develop new products, systems, software or services. For example, a loss of a significant percentage of our account managers focused on our data networking products, a product area we believe is important to our further success, resulted in declines in revenue from these products in the second and third quarters of fiscal year 2000. In addition, we are experiencing difficulties in hiring and retaining individuals with these skills in our research and development, sales and service groups. If we do not improve our hiring in these areas, we will not be able to successfully implement many of our strategies and our revenue and profitability may decline.

    THE TERMINATION OF STRATEGIC ALLIANCES OR THE FAILURE TO FORM ADDITIONAL STRATEGIC ALLIANCES COULD LIMIT OUR ACCESS TO CUSTOMERS AND HARM OUR REPUTATION WITH INVESTORS

    Our strategic alliances are important to our success because they are necessary in order for us to offer comprehensive eBusiness solutions, reach a broader customer base and strengthen brand awareness. We may not be successful in creating new strategic alliances on acceptable terms or at all. In addition, most of our current strategic alliances can be terminated under various circumstances, some of which may be beyond our control. Further, our alliances are generally non-exclusive, which means our partners may develop alliances with some of our competitors. We may become more reliant on strategic alliances in the future, which would increase the risk to our business of losing these alliances. Because we have announced publicly our strategy to form alliances, as well as announced the alliances we have entered into, early termination of our alliances may harm our reputation with our customers and the investment community. This may cause our stock price to decline, whether or not our alliances were material to our business. Termination of alliances also may cause our revenue to decline to the extent we are unable to deliver new products or our customer base is reduced.

    OUR QUARTERLY FINANCIAL RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS BECAUSE OF MANY FACTORS, ANY OF WHICH COULD ADVERSELY AFFECT OUR STOCK PRICE

    Our quarterly financial results vary from quarter to quarter, primarily because the compensation system for our sales force focuses on achieving full year results and because many of our customers' buying behaviors fluctuate based on their fiscal year. It is possible that in some future periods our operating results may be below the expectations of public market analysts and investors. In this event, the price of our common stock may decline.

    IF WE ARE UNABLE TO PROTECT OUR PROPRIETARY RIGHTS, OUR BUSINESS AND FUTURE PROSPECTS MAY BE HARMED

    Although we attempt to protect our intellectual property through patents, trademarks, trade secrets, copyrights, confidentiality and nondisclosure agreements and other measures, intellectual property is difficult to evaluate and these measures may not provide adequate protection for our proprietary rights. Patent filings by third parties, whether made before or after the date of our filings, could render our intellectual property less valuable. Competitors may misappropriate our intellectual property, disputes as to ownership of intellectual property may arise and our intellectual property may otherwise become known or independently developed by competitors. The failure to protect our intellectual property could seriously harm our business and future prospects because we believe that developing new products and technology that are unique to us is critical to our success. If we do not obtain sufficient international protection for our intellectual property, our competitiveness in international markets could be significantly impaired, which would limit our growth and future revenue.

    WE MAY BE SUBJECT TO LITIGATION AND INFRINGEMENT CLAIMS, WHICH COULD CAUSE US TO INCUR SIGNIFICANT EXPENSES OR PREVENT US FROM SELLING OUR PRODUCTS OR SERVICES

    We cannot assure you that others will not claim that our proprietary or licensed products, systems and software are infringing their intellectual property rights or that we do not in fact infringe those intellectual property rights. We may be unaware of intellectual property rights of others that may cover some of our technology. If someone claimed that our proprietary or licensed systems and software infringed their intellectual property rights, any resulting litigation could be costly and time consuming and would divert the attention of management and key personnel from other business issues. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks. Claims of intellectual property infringement also might require us to enter into costly royalty or license agreements. However, we may be unable to obtain royalty or license agreements on terms acceptable to us or at all. We also may be subject to significant damages or an injunction against use of our proprietary or licensed systems. A successful claim of patent or other intellectual property infringement against us could materially adversely affect our business and profitability.

    We have historically indemnified our customers for some of the costs and damages of patent infringement in circumstances where our product is the factor creating the customer's infringement exposure, though we generally exclude coverage where infringement arises out of the combination of our products with products of others. This policy could have a material adverse effect on our business and our profitability.

    IF WE DO NOT SUCCESSFULLY IMPLEMENT OUR RESTRUCTURING PLAN, WE MAY EXPERIENCE DISRUPTIONS IN OUR OPERATIONS AND INCUR HIGHER ONGOING COSTS, WHICH MAY CAUSE OUR PROFITABILITY TO DECLINE

    In connection with our separation from Lucent, we engaged in a comprehensive review of our operations, including our organizational structure, products and services and market segments, with a view toward improving our profitability and business performance as a stand-alone company. As a result of this review, we announced a restructuring plan in the fourth quarter of fiscal year 2000, and a related restructuring charge. The restructuring plan also may disrupt our operations and cause our profitability to decline.

    WE MAY ACQUIRE OTHER BUSINESSES OR FORM JOINT VENTURES THAT COULD NEGATIVELY AFFECT OUR PROFITABILITY AND DILUTE EXISTING SHAREOWNERS

    The pursuit of additional technology, services or distribution channels through acquisitions or joint ventures is an aspect of our business strategy. We may not identify or complete these transactions in a timely manner, on a cost effective basis or at all. Even if we do identify and complete these transactions, we may not be able to successfully integrate such technology, services or distribution channels into our existing operations and we may not realize the benefits of such acquisition or joint venture. While we have been involved in acquisition activities as part of Lucent, we have limited experience in acquisition activities as a stand-alone company and may have to devote substantial time and resources in order to complete acquisitions. There may also be risks of entering markets in which we have no or limited prior experience. In addition, if we were to make any acquisitions, we could:

    - issue equity securities that would dilute our stockholders;

    - incur debt which could involve restrictive covenants;

    - assume unknown or contingent liabilities; or

    - experience negative effects on our reported results of operations from acquisition-related charges and of amortization of acquired technology, goodwill and other intangibles.

    WE MAY NOT HAVE FINANCING FOR FUTURE STRATEGIC ACQUISITIONS AND INVESTMENTS AND ANY FINANCING WE DO RECEIVE MAY INCREASE OUR DEBT OR DILUTE YOUR OWNERSHIP OF OUR COMPANY


    We may need to incur additional debt or issue equity in order to make any strategic acquisition or investment. Such financing may not be available to us on acceptable terms or at all. Our ability to make payments on and to refinance our indebtedness, including the commercial paper program and future indebtedness, and to fund working capital, capital expenditures and strategic acquisitions and investments will depend on our ability to generate cash in the future. Our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Furthermore, if we raise funds through the issuance of debt or equity securities, the securities issued may have rights and preferences and privileges senior to those of holders of our common stock, and the terms of the securities may impose restrictions on our operations or dilute your ownership of us.


    OUR INDUSTRY IS HIGHLY COMPETITIVE AND IF WE CANNOT EFFECTIVELY COMPETE, OUR REVENUES MAY DECLINE

    The market for our products and services is very competitive and subject to rapid technological advances. We expect the intensity of competition to continue to increase in the future as existing competitors enhance and expand their product and service offerings and as new participants enter the market. Increased competition also may result in price reductions, reduced gross margins and loss of market share. Our failure to maintain and enhance our competitive position would adversely affect our business and prospects.


    We may compete against Lucent in some of our current or future market segments. We also compete with a number of equipment manufacturers and software companies in selling our communications systems and software. Further, our customer relationship management professional services consultants compete against a number of professional services firms. Some of our customers and strategic partners are also competitors of ours. We expect to face increasing competitive pressures from both existing and future competitors in the markets we serve and we may not be able to compete successfully against these competitors.



    The sizes of our competitors vary across our market segments, as do the resources we have allocated to the segments we target. Therefore, many of our competitors have greater financial, personnel, capacity and other resources than we have in each of our market segments or overall. As a result, our competitors may be in a stronger position to respond quickly to potential acquisitions and other market opportunities, new or emerging technologies and changes in client requirements. Competitors with greater financial resources also may be able to offer lower prices, additional products or services or other incentives that we cannot match or do not offer. These competitors may be in a stronger position to respond quickly to new or emerging technologies and may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential customers, employees and strategic partners.

RISKS RELATED TO OUR SEPARATION FROM LUCENT

    THE HISTORICAL FINANCIAL INFORMATION RELATED TO PERIODS PRIOR TO THE DISTRIBUTION MAY NOT BE REPRESENTATIVE OF OUR RESULTS AS A SEPARATE COMPANY AND, THEREFORE, MAY NOT BE RELIABLE AS AN INDICATOR OF OUR HISTORICAL OR FUTURE RESULTS

    The historical financial information we have incorporated by reference in this prospectus for periods prior to the distribution may not reflect what our results of operations, financial position and cash flows would have been had we been a stand-alone company during the periods presented or what our results of operations, financial position and cash flows will be in the future. This is because:

    - our consolidated financial statements for such periods reflect allocations, primarily with respect to corporate overhead and basic research, for services provided to us by Lucent, which allocations may not reflect the costs we will incur for similar services as a stand- alone company; and

    - the information does not reflect changes that we expect to occur in the future as a result of our separation from Lucent, including changes in how we fund our operations, conduct research and development and tax and employee matters.


    In addition, our consolidated financial statements for such periods include assets, liabilities, revenue and expenses which were not historically recorded at the level of the businesses transferred to us. For example, historically all financing was done by Lucent at the parent level. Our consolidated financial statements, however, reflect an estimated amount of interest expense that we believe we would have incurred had we been a stand-alone company during the periods presented. This estimated amount of interest expense or the other allocations and estimates we have used to create our consolidated financial statements for such periods may not be indicative of the actual amounts we would have incurred as a stand-alone company. Therefore, our consolidated financial statements may not be indicative of our future performance as an independent company. For additional information about our past financial performance and the basis of presentation of our consolidated financial statements, including our estimates of interest expense, please see "Management's Discussion and Analysis of Financial Condition" included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000.


    WE HAVE A LIMITED HISTORY OPERATING AS AN INDEPENDENT COMPANY, AND WE MAY BE UNABLE TO MAKE THE CHANGES NECESSARY TO OPERATE AS A STAND-ALONE BUSINESS, OR WE MAY INCUR GREATER COSTS AS A STAND-ALONE COMPANY THAT MAY CAUSE OUR PROFITABILITY TO DECLINE


    Prior to the distribution, our businesses were operated by Lucent as a segment of its broader corporate organization rather than as a stand-alone company. Lucent assisted us by providing financing, particularly for acquisitions, as well as providing corporate functions such as negotiating acquisitions and legal and tax functions. Following the distribution, Lucent has no obligation to provide assistance to us. Because our businesses have operated as an independent company for only a limited time, we may not be able to successfully implement the changes necessary to operate independently and we may incur additional costs operating independently that will cause our profitability to decline.


    We are in the process of creating and implementing our own, or engaging third parties to provide, systems and business functions to replace many of the systems and business functions Lucent provides us. We may not be successful in implementing these systems and business functions or in transitioning data from Lucent's systems to ours. If we do not have in place our own systems and business functions or if we do not have agreements with other service providers once our interim services agreement with Lucent expires, we may not be able to effectively operate our business and our profitability may decline.

    WE ASSUMED A SIGNIFICANT AMOUNT OF DEBT IN CONNECTION WITH THE DISTRIBUTION AND MAY SUBSTANTIALLY INCREASE OUR DEBT IN THE FUTURE, WHICH COULD SUBJECT US TO VARIOUS RESTRICTIONS AND HIGHER INTEREST COSTS, AND DECREASE OUR PROFITABILITY

    At the distribution date, we assumed $700 million of short-term debt under a commercial paper program. In addition, we have entered into two unsecured revolving credit facilities with third party financial institutions, a 364-day credit facility and a five-year credit facility, in an aggregate amount of $1.7 billion. We are able to borrow funds under these facilities for general corporate purposes and for acquisitions.

    We may substantially increase our debt in the future. We may from time to time issue additional commercial paper under our commercial paper program, if the market permits such borrowings, make borrowings under our revolving credit facilities or issue other long or short-term debt, if available. We have filed a shelf registration statement, of which this prospectus is a part, in order to be able to access the capital to meet our financing needs. This registration statement enables us to issue up to $940 million of debt or equity securities from time to time. Our credit facilities impose and future indebtedness may impose various restrictions and covenants on us which could limit our ability to respond to market conditions, to provide for unanticipated capital investments or to take advantage of business opportunities. We also may incur higher than expected interest expense in servicing our debt, which would decrease our profitability.

    IF THE CONTRIBUTION OR THE DISTRIBUTION DOES NOT QUALIFY FOR TAX-FREE TREATMENT, WE COULD BE REQUIRED TO PAY LUCENT OR THE INTERNAL REVENUE SERVICE A SUBSTANTIAL AMOUNT OF MONEY


    Lucent has received a private letter ruling from the Internal Revenue Service stating, based on certain assumptions and representations, that the contribution of the businesses and the distribution described in the prospectus supplement would not be taxable to Lucent. Nevertheless, Lucent could incur significant tax liability if the contribution or distribution did not qualify for tax-free treatment because any of those assumptions or representations were not correct.


    Although any U.S. Federal income taxes imposed in connection with the contribution or distribution generally would be imposed on Lucent, we could be liable for all or a portion of any taxes owed for the reasons described below. First, as part of the distribution, we and Lucent entered into a tax sharing agreement. This agreement generally allocates between Lucent and us the taxes and liabilities relating to the failure of the contribution or the distribution to be tax-free. Under the tax sharing agreement, if the distribution fails to qualify as a tax-free distribution to Lucent under Section 355 of the Internal Revenue Code because of an issuance or an acquisition of our stock or an acquisition of our assets, or some other actions of ours, then we will be solely liable for any resulting taxes to Lucent.

    Second, aside from the tax sharing agreement, under U.S. Federal income tax laws, we and Lucent are jointly and severally liable for Lucent's Federal income taxes resulting from the contribution or the distribution being taxable. This means that even if we do not have to indemnify Lucent under the tax sharing agreement, we may still be liable to the Internal Revenue Service for all or part of these taxes if Lucent fails to pay them. These liabilities of Lucent could arise from actions taken by Lucent over which we have no control, including an issuance by or acquisition of stock (or acquisition of assets) of Lucent.

    In addition, our ability to issue additional equity is constrained because our issuance of additional common stock may cause the distribution to be taxable to Lucent under Section 355(e) of the Internal Revenue Code, and under the tax sharing agreement we would be required to indemnify Lucent against that tax.

    OUR RELIANCE ON LUCENT AS THE SINGLE SOURCE OF SOME OF OUR MULTI-SERVICE NETWORKING PRODUCTS COULD LEAD TO DELAYS, ADDITIONAL COSTS, PROBLEMS WITH OUR CUSTOMERS AND POTENTIAL CUSTOMERS AND LOSS OF REVENUE

    Historically, Lucent has been the only supplier of some of our multi-service networking products, including the Access Point(R) virtual private network product, PacketStar(TM) AX ATM access servers, SuperPipe multi-service routers, Max3000 access switches and our firewall/virtual private network gateway products. Multi-service networking products are products that support network infrastructures which carry voice, video and data over any of the protocols, or sets of procedures, supported by the Internet on local and wide area data networks. A virtual private network allows an enterprise to transport voice, video or data over a public or shared network at a level of security substantially equivalent to the traffic traveling over that enterprise's own private network, and a firewall regulates internal and external network resources and filters network content. Although these products have historically represented a small portion of our total product revenue, these products are important to our strategy to provide comprehensive eBusiness solutions to our customers and we expect some of these products to increase as a percentage of product revenue over time. In addition, we purchase the fiber components of our SYSTIMAX structured cabling systems and our wireless local area networking products from Lucent for resale, and we also have purchased some semiconductor components directly from Lucent. At the distribution, we entered into agreements with Lucent to procure these products. If, for any reason, Lucent stops selling these products to us at commercially reasonable prices, we could experience significant delays and cost increases, as well as product image problems. Any of these problems could damage relationships with current or prospective customers and distribution partners which could adversely affect our operating results in a given period and impair our ability to generate future sales.

RISKS ASSOCIATED WITH THIS OFFERING

    HOLDERS OF SERIES B CONVERTIBLE PARTICIPATING PREFERRED STOCK MAY BE REQUIRED TO REPORT TAXABLE INCOME THAT IS SIGNIFICANTLY GREATER THAN THE AMOUNT OF CASH DIVIDENDS THEY RECEIVE ON THE STOCK

    As a result of accretion as provided in the certificate of designation governing the Series B convertible participating preferred stock, the liquidation preference of the Series B convertible participating preferred stock will increase over time. While the rules are not completely clear, as discussed in "United States Federal Income Tax Considerations--Constructive Distributions on Series B Convertible Participating Preferred Stock", any such increase may result in taxable income to holders of the Series B convertible participating preferred stock, even if no cash is distributed in connection with such increase. As a result, holders of Series B convertible participating preferred stock could be required to recognize a material amount of taxable income over the life of the Series B convertible participating preferred stock in excess of the cash distributions received on the stock. These rules could also adversely affect holders of the Series B convertible participating preferred stock that are not United States persons, as discussed in "United States Federal Income Tax Considerations--Withholding Tax on Non-U.S. Holders".

    BECAUSE THERE HAS NOT BEEN ANY PUBLIC MARKET FOR OUR SERIES B CONVERTIBLE PARTICIPATING PREFERRED STOCK, SERIES A WARRANTS OR SERIES B WARRANTS, AND BECAUSE OUR SECURITIES MAY BE CONSIDERED TECHNOLOGY SECURITIES, YOU MAY NOT BE ABLE TO RESELL YOUR SERIES B CONVERTIBLE PARTICIPATING PREFERRED STOCK,
SERIES A WARRANTS AND SERIES B WARRANTS AT THE PRICES AT WHICH THEY ARE OFFERED BY THIS PROSPECTUS, OR AT ALL

    Prior to this offering, there has been no public market for our Series B convertible participating preferred stock, Series A warrants or Series B warrants. An active trading market may not develop or be sustained following completion of this offering, and these securities may remain relatively illiquid. No holder of our Series B convertible participating preferred stock or Series A or Series B warrants is obligated to develop any market for such securities. If any holder should undertake market-making activities for our Series B preferred stock, it may cease these market-making activities at any time. In addition, the liquidity of any trading market in our Series B convertible participating preferred stock or Series A or Series B warrants, and the market price quoted for such securities, may be adversely affected by changes in the overall market for convertible securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally.

    The stock market has experienced significant price and volume fluctuations, and the market prices of technology companies in particular have been highly volatile. Our securities may be considered technology securities. Therefore, the market price and trading volume of our securities also may be highly volatile. The price at which you are able to resell these securities may bear no relationship to the price at which these securities will trade upon completion of this offering. In addition, when the market price of a company's securities drops significantly, stockholders often institute securities class action lawsuits against the company. A lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources.

    A NUMBER OF OUR SHARES ARE OR WILL BE ELIGIBLE FOR FUTURE SALE, WHICH MAY CAUSE OUR STOCK PRICE TO DECLINE


    Any sales of substantial amounts of our common stock in the public market or the exercise of substantial amounts of options or warrants or the conversion of the 4,000,000 shares of our Series B convertible participating preferred stock, or the perception that such sales, exercises or conversions might occur could cause the market price of our common stock to decline. As of March 31, 2001, we had outstanding an aggregate of 283,831,630 shares of our common stock. All of these shares will be freely tradeable without restriction or further registration under the Securities Act, unless the shares are owned by one of our "affiliates", as that term is defined in Rule 405 under the Securities Act. As of March 31, 2001, options to purchase 70,035,693 shares of our common stock were outstanding, of which 4,970,497 were exercisable as of such date. This concentration of stock options relative to the amount of our common stock outstanding will have a dilutive effect on our earnings per share which could adversely affect the market price of our common stock. From time to time, we will issue additional options to our employees under our existing plans and under new plans we may adopt. Also as of March 31, 2001, 2,232,400 restricted stock units were outstanding. Further, holders of our Series B convertible participating preferred stock and our Series A and Series B warrants may convert these preferred shares into, or exercise these warrants for, common stock at any time. All of the shares of common stock underlying these securities are or will be registered for resale under the Securities Act. The registration statement of which this prospectus forms a part registers an aggregate of 20,672,703 shares of common stock underlying the Series B convertible participating preferred stock owned by the Warburg Funds and 12,391,079 shares of common stock underlying the Series A and Series B warrants owned by the Warburg Funds. All of such securities may be sold by the Warburg Funds.


    THE TERMS OF OUR SEPARATION FROM LUCENT, ANTI-TAKEOVER PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BY-LAWS, OUR RIGHTS AGREEMENT AND PROVISIONS OF DELAWARE LAW COULD DELAY OR PREVENT A CHANGE OF CONTROL THAT YOU MAY FAVOR

    Under the terms of the Contribution and Distribution Agreement between us and Lucent, if a change of control of us occurs during the three years following the distribution, Lucent could terminate or cause us to reconvey some of the rights granted under the agreements which we have entered into with Lucent, including important intellectual property rights. Under this agreement, a change of control means the consummation of a merger or consolidation of all of our company, a sale or other disposition of all or substantially all of our assets, the acquisition of 40% or more of our voting stock or changes in the composition of a majority of our board of directors which are not supported by our current board of directors. This may discourage a change of control transaction during that period.

    Provisions of our certificate of incorporation and bylaws, our Rights Agreement and provisions of applicable Delaware law, which will be in effect after the distribution, may discourage, delay or prevent a merger or other change of control that shareowners may consider favorable or may impede the ability of the holders of our common stock to change our management. The provisions of our certificate of incorporation and bylaws, among other things, will:

    - divide our board of directors into three classes, with members of each class to be elected in staggered three-year terms;

    - limit the right of shareowners to remove directors;

    - regulate how shareowners may present proposals or nominate directors for election at annual meetings of shareowners; and

    - authorize our board of directors to issue preferred stock in one or more series, without shareowner approval.

                              DESCRIPTION OF AVAYA

    Avaya Inc. is a leading provider of communications systems and software for enterprises, including businesses, government agencies and other organizations. We offer voice, converged voice and data, customer relationship management, messaging, multi-service networking and structured cabling products and services. Multi-service networking products are those products that support network infrastructures which carry voice, video and data traffic over any of the protocols, or set of procedures, supported by the Internet on local area and wide area data networks. A structured cabling system is a flexible cabling system designed to connect phones, workstations, personal computers, local area networks and other communications devices through a building or across one or more campuses. We are a worldwide leader in sales of messaging and structured cabling systems and a U.S. leader in sales of enterprise voice communications and call center systems. We are not a leader in multi-service networking products or in converged voice and data products. We have entered these product areas relatively recently, and our multi-service networking product portfolio is less complete than the portfolios of some of our competitors. We are implementing a strategy focused on these products.

    We support our customers with comprehensive global service offerings, including remote diagnostics testing of our advanced systems, installation of our products, on-site repair and maintenance. We believe our global service organization is an important consideration for customers purchasing our systems and software and is a source of significant revenue for us, primarily from maintenance contracts. We also offer professional services for customer relationship management and unified communications and value-added services for the outsourcing of messaging and other portions of an enterprise's communications system.

    We intend to use our leadership positions in enterprise communications systems and software, our broad portfolio of products and services and strategic alliances with other technology and consulting services leaders to offer our customers comprehensive business communications solutions. We are particularly focused on delivering business communications that enable eBusiness. By eBusiness, we mean the internal and external use of communications tools and electronic networks, to interact, collaborate and transact business with an enterprise's customers, suppliers, partners and employees. We currently offer many of the advanced products that we believe are important components of eBusiness communications solutions. We are focusing our strong research and development capabilities on developing new and improved eBusiness communications products and services.


    We have been experiencing declines in revenue from our traditional business, enterprise voice communications products, and if we do not successfully implement our strategy to expand our sales in market segments with higher growth rates, our revenue may continue to decline. Our strategy requires us to significantly change our focus in order to concentrate on the development and marketing of eBusiness solutions, and the uncertainty regarding this new market opportunity may result in a decrease in our revenue and profitability. In addition, we assumed a significant amount of debt in connection with our separation from Lucent and we may substantially increase our debt in the future, which could subject us to various restrictions and higher interest costs, and decrease our profitability.



    We were incorporated under the laws of the State of Delaware under the name "Lucent EN Corp." on February 16, 2000, as a wholly owned subsidiary of Lucent. As of June 27, 2000, our name was changed to "Avaya Inc." On September 30, 2000, Lucent contributed its enterprise networking business to us and distributed all of the outstanding shares of our capital stock to its stockholders. We refer to these transactions in this prospectus as the "distribution." Lucent was formed from the systems and technology units that were formerly a part of AT&T Corp. and the research and development capabilities of Bell Laboratories. On
September 30, 1996, Lucent became independent of AT&T when AT&T distributed all its Lucent shares to its stockholders in a tax-free spinoff. Prior to the distribution, we had no material assets or activities as a separate corporate entity. Following the distribution, we became an independent public company, and Lucent has no continuing stock ownership interest in us.

Prior to the distribution, we entered into several agreements with Lucent in connection with, among other things, intellectual property, interim services and a number of on-going commercial relationships, including product supply arrangements.


    Prior to the distribution, we operated as part of Lucent. In connection with our separation from Lucent, we engaged in a comprehensive review of our operations, including our organizational structure, products and services and market segments, with a view toward improving our profitability and our business performance in the near term. As a result of this review, we adopted a restructuring plan, with an associated restructuring charge, in the fourth quarter of fiscal year 2000. As a result of our restructuring plan and strategic initiatives, we intend to:

    - reduce our costs of products and services;

    - reduce our corporate overhead expenses;

    - increase our investment in research and development;

    - implement a tax strategy tailored to our operations as a stand-alone company; and

    - increase our revenue growth by focusing our sales and product development efforts on the higher growth segments of our market.

    An important component of our strategy is to market our advanced enterprise communications products as essential components of comprehensive eBusiness communications solutions. We believe the following trends are driving the deployment of these advanced communications products:

    - the adoption of eBusiness strategies by enterprises;

    - increased focus on customer relationship management;

    - the extension of enterprises beyond their physical facilities to meet the flexibility, speed to market and reach requirements needed to compete in a global economy, due to the growth of eBusiness and advances in networking and software applications; and

    - the evolution toward converged voice and data networks.

    We offer a broad array of communications systems, software and services that enable enterprises to communicate with their customers, suppliers, partners and employees through voice, Web, electronic mail, facsimile, Web chat sessions and other forms of communication, across an array of devices. These devices include telephones, computers, mobile phones and personal digital assistants. We classify these products and services as Enterprise Voice Communications Systems, Communications Applications, Multi-Service Networking and Connectivity Solutions. Enterprise Voice Communications Systems, Communications Applications and Multi-Service Networking comprise our Communications Solutions segment. In addition, our Services Segment is comprised of our professional service, customer service, installation, maintenance and value added services offerings.

    Our broad portfolio of products includes products we have developed internally, products we have obtained through acquisitions, products manufactured by third parties which we resell and products we have developed through our strategic alliances with other technology leaders. Our products range from systems designed for multinational enterprises with multiple locations worldwide, thousands of employees and advanced communications requirements to systems designed for enterprises with a regional or local presence, a single location, and less extensive communications requirements. We believe that the four primary considerations for an enterprise in selecting our systems are:

    - the reliability of the system;

    - the availability and level of service offered around the world;

    - the features or applications offered to an enterprise; and

    - the system's scalability, or ability to add users, features or applications as the needs of the enterprise change.

    RECENT DEVELOPMENTS


    On February 6, 2001, we acquired VPNet Technologies, Inc., a privately held developer of virtual private network solutions and devices, for an aggregate purchase price of approximately $117 million in cash and stock options. We expect to account for the acquisition under the purchase method of accounting. We are in the process of obtaining an independent third-party appraisal of the intangible assets acquired and expect a substantial portion of the purchase price to be allocated to goodwill and purchased in-process research and development. In the second quarter of fiscal 2001, we recorded a $31 million charge for the purchased in-process research and development.



    On February 20, 2001, we announced a five-year agreement to outsource most of the manufacturing of our communications systems and software to Celestica Inc. We will receive approximately $200 million for the assets we are transferring to Celestica. The first phase of the transaction closed on May 4, 2001, with the remaining phases expected to be completed by September 30, 2001.



    In March 2001, we incurred restructuring and related charges of $134 million pre-tax in conjunction with this outsourcing agreement. Over the next six fiscal quarters, we will also incur approximately $49 million pre-tax in one-time implementation costs. Once the agreement is fully implemented at the end of fiscal 2002, we expect to realize net savings of approximately
$400 million pre-tax over the remaining term of the contract, $150 million of which will be realized in the last year of the agreement. Approximately 1,300 Avaya employees have joined Celestica as part of this transaction.

                            ------------------------


    Our principal executive offices are located at 211 Mount Airy Road, Basking Ridge, New Jersey 07920. Our telephone number is (908) 953-6000.

              WHERE TO FIND ADDITIONAL INFORMATION REGARDING AVAYA

    Avaya files annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy any reports or other information that Avaya files with the SEC at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington D.C. 20549. You may also receive copies of these documents upon payment of a duplicating fee, by writing to the SEC's Public Reference Section. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room in Washington D.C. and other locations. Avaya's SEC filings are also available to the public through the SEC's web site at http://www.sec.gov.

    The SEC allows us to incorporate by reference the information that we file with them into this document. This means that we can disclose important information to you by referring you to other documents previously filed separately with the SEC, including Avaya's annual, quarterly and current reports. The information incorporated by reference is considered to be a part of this document, except for any information that is modified or superseded by information contained in this document or any other subsequently filed document. The information incorporated by reference is an important part of this prospectus and the accompanying prospectus supplement. Any information that we file with the SEC, specifically, those documents filed pursuant to sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the initial filing of the registration statement that contains this prospectus and prior to the time that we sell all of the securities offered by this prospectus, will be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus and the accompanying prospectus supplement and any previously filed document.

    The following documents have been filed by Avaya with the SEC (File No. 1-15951) and are incorporated by reference into this prospectus:

1.  Annual Report on Form 10-K for the fiscal year ended September 30, 2000;

2.  Quarterly Report on Form 10-Q for the fiscal quarter ended December 31,
    2000;

3.  Current Report on Form 8-K dated October 2, 2000, filed October 2, 2000;

4.  Current Report on Form 8-K dated October 23, 2000, filed October 23, 2000;
    and

5.  Current Report on Form 8-K dated February 20, 2001, filed February 20, 2001.

    Copies of the above documents, along with exhibits specifically incorporated by reference into this prospectus or the prospectus supplement may be obtained without charge from the Office of the Corporate Secretary, Avaya Inc., 211 Mount Airy Road, Basking Ridge, New Jersey 07920 (telephone number: 908-953-6000).

    No person is authorized to give any information or represent anything not contained in this prospectus and the accompanying prospectus supplement. We are only offering the securities in places where sales of those securities are permitted. The information contained in this prospectus and any accompanying prospectus supplement, as well as information incorporated by reference, is current only as of the date of that information. Avaya's business, financial condition, results of operations and prospects may have changed since that date.

 RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK ACCRETION

    The following table sets forth the unaudited historical ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock accretion of the Company and its subsidiaries.

                                                                              RATIO OF EARNINGS TO
                                                                RATIO OF         COMBINED FIXED
                                                               EARNINGS TO    CHARGES AND PREFERRED
                                                              FIXED CHARGES      STOCK ACCRETION
                                                              -------------   ---------------------
Three months ended December 31, 2000........................       1.8                 1.3
Year ended September 30, 2000...............................        (*)                 (*)
Year ended September 30, 1999...............................       3.2                 3.2
Year ended September 30, 1998...............................       2.9                 2.9
Year ended September 30, 1997...............................       2.0                 2.0
Nine months ended September 30, 1996........................       4.8                 4.8

------------------------

(*) For the year ended September 30, 2000, earnings available are inadequate to cover fixed charges and combined fixed charges and preferred stock accretion by $450 million.

    For purposes of determining the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock accretion, earnings are defined as income (loss) from continuing operations before income taxes, less interest capitalized, less undistributed earnings of less than 50% owned affiliates plus fixed charges. Fixed charges consist of interest expense on all indebtedness and that portion of operating lease rental expense that is representative of the interest factor. Certain years have been reclassified to conform to the current period presentation. Because there was no preferred stock accretion during the periods presented other than the three months ended December 31, 2000, the ratio of earnings to combined fixed charges and preferred stock accretion is identical to the ratio of earnings to fixed charges for each such period.

                          DESCRIPTION OF CAPITAL STOCK

OUR AUTHORIZED CAPITAL STOCK


    Our authorized capital stock consists of 200,000,000 shares of preferred stock, par value $1.00 per share, and 1,500,000,000 shares of common stock, par value $0.01 per share. On March 31, 2001, 283,831,630 shares of our common stock were outstanding. The Warburg Funds own 4,000,000 shares of our Series B convertible participating preferred stock and warrants to purchase 12,391,079 shares of our common stock. The Warburg Funds have preemptive rights in connection with their ownership, which entitle them to purchase additional shares in connection with certain public or nonpublic offerings of our common stock solely for cash in capital-raising transactions.


OUR COMMON STOCK

    The holders of our common stock are entitled to one vote for each share on all matters voted on by stockholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by our board with respect to any series of preferred stock, such holders will possess all voting power. Our certificate of incorporation does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of our preferred stock created by our board from time to time, the holders of common stock are entitled to such dividends as may be declared from time to time by our board from funds available therefor, and upon liquidation will be entitled to receive pro rata all assets available for distribution to such holders. We have established plans to pay a dividend on shares of our common stock. The amount and timing of the dividend payment will be determined by our board of directors at a future date.

OUR PREFERRED STOCK

    Our certificate of incorporation authorizes our board of directors to establish one or more series of our preferred stock and to determine, with respect to any series of our preferred stock, the terms and rights of such series, including:

    - the designation of the series,

    - the number of shares of the series, which number our board may thereafter (except where otherwise provided in the applicable certificate of designation) increase or decrease, but not below the number of shares thereof then outstanding,

    - whether dividends, if any, will be cumulative or noncumulative, and, in the case of shares of any series having cumulative dividend rights, the date or dates or the method for determining the date or dates upon which dividends on the shares of such series shall be cumulative,

    - the redemption rights and price or prices, if any, for shares of the series,

    - the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series,

    - the amounts payable on and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs,

    - whether the shares of the series will be convertible or exchangeable into shares of any other class or series, or any other security, of ours or of any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares will be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made,

    - restrictions on the issuance of shares of the same series or of any other class or series,

    - the voting rights, if any, of the holders of the shares of the series, and

    - any other relative rights, preferences and limitations of such series.

    We believe that the ability of our board of directors to establish one or more series of our preferred stock will provide us with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs which might arise. The authorized shares of our preferred stock, as well as shares of our common stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. The New York Stock Exchange currently requires stockholder approval as a prerequisite to listing shares in several instances, including where the present or potential issuance of shares could result in an increase in the number of shares of common stock, or in the amount of voting securities, outstanding of at least 20%. If the approval of our stockholders is not required for the issuance of shares of our preferred stock or our common stock, our board may determine not to seek stockholder approval.

    Although our board of directors has no intention at the present time of doing so, it could issue a series of our preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to issue such shares based on its judgment as to our and our stockholders' best interests. Our board of directors, in so acting, could issue our preferred stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

    7.5 million shares of our Series A junior participating preferred stock have been reserved for issuance upon exercise of rights under our rights agreement. For a more detailed discussion of our rights agreement and our Series A junior participating preferred stock, please see "Rights Agreement."

SERIES B CONVERTIBLE PARTICIPATING PREFERRED STOCK

    An aggregate of 4,000,000 shares of our Series B convertible participating preferred stock were issued on October 2, 2000 to the Warburg Funds. Set forth below is a summary of the terms of the Series B convertible participating preferred stock. For a complete description of all the terms of the Series B convertible participating preferred stock see the Certificate of Designation incorporated by reference hereto.

    RANK. With respect to payments of dividends, redemption payments, rights upon our liquidation, dissolution or the winding up of our affairs, or otherwise, our Series B convertible participating preferred stock ranks senior to our common stock. In the future, we may authorize and issue preferred stock which ranks senior to, in parity with or junior to the Series B convertible participating preferred stock. Consent of the holders of a majority of the outstanding shares of Series B convertible participating preferred stock is required for us to:

    - amend, alter or repeal any provision of our certificate of incorporation (by merger or otherwise) in a way that would adversely affect the preferences, rights or powers of the Series B convertible participating preferred stock;

    - issue parity securities or increase the issued and authorized number of shares of Series B convertible participating preferred stock if either action would adversely affect the class voting rights of the Series B convertible participating preferred stock or increase the aggregate liquidation preference of the issued and outstanding parity securities or the Series B convertible participating preferred stock in excess of $400 million; or

    - issue securities that would rank senior to the Series B convertible participating preferred stock.


    LIQUIDATION PREFERENCE. The initial liquidation preference for each share of Series B convertible participating preferred stock is $100. From the date on which these shares were issued, until the tenth anniversary of that date, the liquidation preference for each share will increase at an annual rate of 6.5%, compounded quarterly. From and after the tenth anniversary of the date on which these shares were issued, the liquidation preference for each share will increase at an annual rate of 12.0%, compounded quarterly. The increase in the liquidation preference for any quarter will be reduced by the amount of any cash dividends we pay on the Series B convertible participating preferred stock in respect of such quarter, other than dividends paid on our common stock in which the Series B convertible participating preferred stock participates. As of March 31, 2001, the Series B convertible participating preferred stock had an aggregate liquidation value of $413.1 million.


    Following a change-in-control of Avaya occurring during the first five years after the issue date of October 2, 2000, other than a change-in-control transaction that is a business combination involving solely the issuance of common stock, some or all of the liquidation value of the Series B convertible participating preferred stock that would otherwise accrete through the fifth anniversary of the issue date will be accelerated, subject to our option to pay the accelerated accretion in cash in some instances.

    A change-in-control includes any of the following:

    - the acquisition of 50% or more of either our common stock or the combined voting power of our then outstanding securities entitled to vote in an election of our directors;

    - changes in the composition of a majority of our board of directors which are not supported by our incumbent board of directors;

    - a reorganization, consolidation, or merger or the sale or other disposition of all or substantially all of our assets unless, following the transaction, the holders of our common stock and voting securities prior to the transaction own more than 50% of the common stock and voting securities of us or the entity resulting from the transaction or that acquired all or substantially all of our assets, such holders maintain their proportionate ownership in us or the entity resulting from the transaction or that acquired all or substantially all of our assets and no person or entity owns 50% or more of the then-outstanding shares of the common stock or voting securities of us or the entity resulting from the transaction or that acquired all or substantially all of our assets; and

    - approval by our stockholders of a complete liquidation or dissolution of our company.

    DIVIDENDS. The holders of our Series B convertible participating preferred stock are entitled to receive dividends when declared by our board of directors, out of funds legally available for the payment of dividends as described below.

    - For so long as the Series B convertible participating preferred stock is outstanding, holders of Series B convertible participating preferred stock will receive dividends equally and ratably with the holders of our common stock. Equal and ratable dividends are calculated on an as converted basis, meaning we assume for the purposes of the calculation that the shares of Series B convertible participating preferred stock were converted into shares of our common stock on the record date for the relevant common stock dividend.

    - During the fourth and fifth years after issuance, we will have the option to pay a quarterly cash dividend on each share of Series B convertible participating preferred stock at an annual rate of 3.25%, compounded quarterly, of the liquidation value of a share of Series B convertible participating preferred stock then in effect.

    - During the sixth through tenth years after issuance, we will have the option to pay a quarterly cash dividend on each share of Series B convertible participating preferred stock at an annual rate of 6.5%, compounded quarterly, of the liquidation value of a share of Series B convertible participating preferred stock then in effect.

    - After the tenth anniversary of issuance, we will be required to pay a quarterly cash dividend on each share of Series B convertible participating preferred stock at an annual rate of 12%, compounded quarterly, of the liquidation value of a share of Series B convertible participating preferred stock then in effect.

    REDEMPTION. At any time after the fifth anniversary of the issuance, we can force the holders of shares of Series B convertible participating preferred stock to convert their shares into common stock. If we give a notice of mandatory conversion, the holders of our shares of Series B convertible participating preferred stock have the right to require us to redeem their shares for cash, in whole or in part, at their option, at a cash redemption price equal to:

    - the liquidation value in effect on the redemption date; plus

    - except to the extent that a dividend has been declared for the applicable quarter, an amount equal to the unrecognized accretion and dividends accrued and unpaid on the Series B convertible participating preferred stock up to but not including the redemption date.

    For 60 days following the occurrence of a change-in-control transaction, the holders of our shares of Series B convertible participating preferred stock have the right to require us to redeem their shares for cash, in whole or in part, at their option, at a cash redemption price equal to:

    - 101% of the liquidation value in effect on the redemption date; plus

    - except to the extent that a dividend has been declared for the applicable quarter, an amount equal to the unrecognized accretion and dividends accrued and unpaid on the Series B convertible participating preferred stock up to but not including the redemption date.

    CONVERSION. Holders of shares of Series B convertible participating preferred stock may convert their shares into shares of our common stock at any time, at an initial conversion price of $26.71 per share of our common stock. The number of shares of our common stock into which each share of Series B convertible participating preferred stock will be convertible is determined by dividing the amount of the liquidation value at the time of the conversion of that share by the conversion price in effect as of the time of conversion. The conversion price is subject to adjustment upon the occurrence of any of the following actions: (i) the issuance of common stock at less than market value;
(ii) the declaration of a dividend or the making of a distribution on common stock in shares of common stock; (iii) the subdivision or reclassification of outstanding shares of common stock into a greater number of shares; (iv) the combination or reclassification of the outstanding shares of common stock into a smaller number of shares; (v) the fixing of a record date for the making of various distributions to all holders of shares of its common stock; (vi) the pro rata repurchase of common stock; (vii) a business combination or reclassification of common stock; or (viii) any action affecting the common stock, which in the opinion of the board of directors would materially adversely affect the conversion rights of holders of Series B convertible participating preferred stock.

    From and after the fifth anniversary of the date of issuance of the Series B convertible participating preferred stock, we will have the right to require the holders of Series B convertible participating preferred stock, at our option, to convert any or all of their shares, into shares of our common stock at the conversion price in effect at that time, subject to the right (as described under "Redemption") of the holders to require us to redeem their shares if we give notice of a mandatory conversion.


    Based on the initial conversion price of $26.71, the Series B convertible participating preferred stock was convertible into an aggregate of 15,466,328 shares of our common stock as of March 31, 2001.


    VOTING RIGHTS. The holders of our shares of Series B convertible participating preferred stock:

    - are entitled to vote with the holders of our common stock on all matters submitted for a vote of the holders of common stock, voting together with the holders of our common stock as one class; and

    - are entitled to a number of votes equal to the number of votes to which the shares of common stock issuable upon conversion of the shares of Series B convertible participating preferred stock would have been entitled if such shares of common stock had been outstanding at the time of the applicable vote and related record date.

    Generally the holders of our shares of Series B convertible participating preferred stock are entitled to vote as a single class with respect to:

    - the amendment, alteration or repeal of any provision of our certificate of incorporation which adversely affects the preferences, rights or powers of the Series B convertible participating preferred stock; and

    - the authorization of any securities which would rank senior to the Series B convertible participating preferred stock or parity securities that would adversely affect the class voting rights of the Series B convertible participating preferred stock or have an aggregate liquidation preference in excess of $400 million.

WARRANTS

    As part of their investment, the Warburg Funds acquired warrants to purchase an aggregate of 12,391,079 shares of our common stock. The warrants have an exercise price equal to $34.73, subject to adjustment.

    The warrants were issued in two series: Series A warrants to purchase 6,883,933 shares of our common stock and Series B warrants to purchase 5,507,146 shares of our common stock. The Series A warrants have a four-year term, expiring October 2, 2004, and the Series B warrants have a five-year term, expiring October 2, 2005. During a period commencing on the effective date of the registration statement of which this prospectus is a part, until October 2, 2002, if the market price of our common stock exceeds 200%, in the case of the Series A warrants, and 225%, in the case of the Series B warrants, of the exercise price of the warrants for 20 consecutive trading days, we can force the exercise of up to 50% of the four-year warrants and the five-year warrants, respectively. The warrants are exercisable immediately and have customary antidilution rights.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND
  BY-LAWS

    BOARD OF DIRECTORS. Our certificate of incorporation provides that, except as otherwise fixed by or pursuant to the provisions of a certificate of designations setting forth the rights of the holders of any class or series of our preferred stock, the number of our directors will be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the total number of directors which we would have if there were no vacancies, but shall not be less than three. Our directors will be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, one class to be originally elected for a term expiring at the annual meeting of stockholders to be held after the end of fiscal 2001, another class to be originally elected for a term expiring at the annual meeting of stockholders to be held after the end of fiscal 2002 and another class to be originally elected for a term expiring at the annual meeting of stockholders to be held after the end of fiscal 2003, with each director to hold office until his or her successor is duly elected and qualified. Commencing with the annual meeting of stockholders to be held after the end of fiscal 2001, directors elected to succeed directors whose terms then expire will be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until such person's successor is duly elected and qualified.

    Our certificate of incorporation provides that, except as otherwise provided for or fixed by or pursuant to a certificate of designations setting forth the rights of the holders of any class or series of our preferred stock, newly created directorships resulting from any increase in the number of directors and any vacancies on our board resulting from death, resignation, disqualification, removal or other cause will be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of our board, and not by the stockholders. Any director elected in accordance with the preceding sentence will hold office until the next annual meeting of stockholders at which time the director will stand for election for the remainder of the term and until such director's successor shall have been duly elected and qualified. No decrease in the number of directors constituting our board will shorten the term of any incumbent director. Subject to the rights of holders of our preferred stock, any director may be removed from office only for cause by the affirmative vote of the holders of at least a majority of the voting power of all voting stock then outstanding, voting together as a single class; provided, however, that any director or directors may be removed from office by the affirmative vote of the holders of at least 80% of the voting power of all our voting stock then outstanding, voting together as a single class.

    These provisions would preclude a third party from removing incumbent directors and simultaneously gaining control of our board by filling the vacancies created by removal with its own nominees. Under the classified board provisions described above, it would take at least two elections of directors for any individual or group to gain control of our board. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of us.

    NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS. Our certificate of incorporation and by-laws provide that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any of our preferred stock, special meetings of our stockholders for any purpose or purposes may be called only by our board pursuant to a resolution stating the purpose or purposes thereof approved by a majority of the whole board or by our chairman of the board, and any power of stockholders to call a special meeting is specifically denied. No business other than that stated in the notice shall be transacted at any special meeting. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by our board or the chairman of the board.

    ADVANCE NOTICE PROCEDURES. Our by-laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders. Our stockholder notice procedure provides that only persons who are nominated by, or at the direction of, our chairman of the board, or by a stockholder who has given timely written notice to our secretary prior to the meeting at which directors are to be elected, will be eligible for election as our directors. Our stockholder notice procedure also provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, our chairman of the board or our board, or by a stockholder who has given timely written notice to our secretary of such stockholder's intention to bring such business before such meeting. Under our stockholder notice procedure, for notice of stockholder nominations to be made at an annual meeting to be timely, such notice must be received by our secretary not later than the close of business on the 45th calendar day nor earlier than the close of business on the 75th calendar day prior to the first anniversary of the preceding year's annual meeting, except that, in the event that the date of the annual meeting is more than 30 calendar days before or more than 60 calendar days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 75th calendar day prior to such annual meeting and not later than the close of business on the later of the 45th calendar day prior to such annual meeting or the 10th calendar day following the day on which public announcement of a meeting date is first made by us.

    Notwithstanding the foregoing, in the event that the number of directors to be elected to our board is increased and we make no public announcement naming all of the nominees for director or specifying the size of our increased board at least 55 calendar days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice also will be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered not later than the close of business on the 10th calendar day following the day on which such public announcement is first made by us. Under our stockholder notice procedure, for notice of a stockholder nomination to be made at a special meeting at which directors are to be elected to be timely, such notice must be received by us not earlier than the close of business on the 75th calendar day prior to such special meeting and not later than the close of business on the later of the 45th calendar day prior to such special meeting or the 10th calendar day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by our board to be elected at such meeting.

    In addition, under our stockholder notice procedure, a stockholder's notice to us proposing to nominate a person for election as a director or relating to the conduct of business other than the nomination of directors must contain the information required by our certificate of incorporation. If the chairman of a meeting determines that an individual was not nominated, or other business was not brought before the meeting, in accordance with our stockholder notice procedure, such individual will not be eligible for election as a director, or such business will not be conducted at such meeting, as the case may be.

    AMENDMENT. Our certificate of incorporation provides that the affirmative vote of the holders of at least 80% of our voting stock then outstanding, voting together as a single class, is required to amend provisions of the certificate relating to the number, election and term of our directors; the nomination of director candidates and the proposal of business by stockholders; the filling of vacancies; and the removal of directors. Our certificate further provides that the related by-laws described above, including the stockholder notice procedure, may be amended only by our board or by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of voting stock, voting together as a single class.

RIGHTS AGREEMENT

    Our board of directors has adopted a rights agreement, with The Bank of New York as rights agent. The rights agreement has been incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. For information on how to obtain a copy of the rights agreement, please see "Where to Find Additional Information Regarding Avaya".

    ANTI-TAKEOVER EFFECTS. The rights are intended to have anti-takeover effects. If the rights become exercisable, the rights will cause substantial dilution to a person or group that attempts to acquire or merge with us in most cases. Accordingly, the existence of the rights may deter a potential acquiror from making a takeover proposal or tender offer. The rights should not interfere with any merger or other business combination approved by our board of directors since we may redeem the rights as described below and since a transaction approved by our board of directors would not cause the rights to become exercisable.

    EXERCISABILITY OF RIGHTS. Under the rights agreement, one right attaches to each share of our common stock outstanding and, when exercisable, entitles the registered holder to purchase from us one one-thousandth of a share of Series A junior participating preferred stock, par value $1.00 per share, at an initial purchase price of $125, subject to the customary antidilution adjustments. For a description of the terms of our Series A junior participating preferred stock, see "Series A Junior Participating Preferred Stock" below.

    The rights will not become exercisable until the earliest of:

    - 10 business days following a public announcement that a person or group has become the beneficial owner of securities representing 10% or more of our common stock then outstanding;

    - 10 business days after we first determine that a person or group has become the beneficial owner of securities representing 10% or more of our common stock then outstanding or

    - such date, if any, as may be designated by the board of directors following the commencement of, or the announcement of an intention to commence, a tender offer or exchange offer that would result in a person or group becoming the beneficial owner of securities representing 10% or more of our common stock then outstanding (or such later date as our board of directors may determine, but in no event later than the date that any person or group actually becomes such an owner).

    Additionally, at any time a person or a group has become the beneficial owner of securities representing 10% or more of our common stock then outstanding and we have registered the securities subject to the rights under the Securities Act, the flip-in or flip-over features of the rights or, at the discretion of our board of directors, the exchange features of the rights, may be exercised by any holder, except for such person or group.

    Our sale to the Warburg Funds of 4,000,000 shares of Series B convertible participating preferred stock and warrants to purchase our common stock did not trigger the exercisability of the rights under our rights agreement. These investors shall not be deemed to be the beneficial owners of any shares of common stock:

    - that these investors acquire or can acquire by converting their shares of Series B convertible participating preferred stock into shares of our common stock;

    - that these investors acquire or can acquire by exercising their warrants to purchase shares of our common stock;

    - that these investors acquire, directly or indirectly, by exercising their preemptive rights granted in connection with their investment; or

    - as a result of their ownership of the Series B convertible participating preferred stock or warrants acquired pursuant to their initial investment.

    The various features of our rights agreement are described below.

    "FLIP IN" FEATURE. In the event a person or group becomes the beneficial owner of securities representing 10% or more of our common stock then outstanding, each holder of a right, except for such person or group, will have the right to acquire, upon exercise of the right, instead of one one-thousandth of a share of our Series A junior participating preferred stock, shares of our common stock having a value equal to twice the exercise price of the right. For example, if we assume that an exercise price of $125 is in effect on the date that the flip-in feature of the right is exercised, any holder of a right, except for the person or group that has become the beneficial owner of securities representing 10% or more of our common stock then outstanding, can exercise his or her right by paying us $125 in order to receive from us shares of common stock having a value equal to $250.

    "EXCHANGE" FEATURE. At any time after a person or group becomes the beneficial owner of securities representing 10% or more, but less than 50%, of our common shares then outstanding, our board of directors may, at its option, exchange all or some of the rights, except for those held by such person or group, for our common stock at an exchange ratio of one share of common stock per right, subject to adjustment, and cash instead of fractional shares, if any. Use of this exchange feature means that eligible rights holders would not have to pay a purchase price before receiving shares of our common stock.

    "FLIP OVER" FEATURE. In the event we are acquired in a merger or other business combination transaction or 50% or more of our assets and those of our subsidiaries or our earning power and that of our subsidiaries, in each case taken as a whole, are sold, each holder of a right, except for a person or group that is the beneficial owner of securities representing 10% or more of, will have the right to receive, upon exercise of the right, the number of shares of the acquiring company's capital stock with the greatest voting power having a value equal to twice the exercise price of the right.

    REDEMPTION OF RIGHTS.  At any time before the earlier to occur of:

    - public disclosure that a person or group has become the beneficial owner
      of securities   representing 10% or more of our common stock then
      outstanding or

    - our determination that a person or group has become the beneficial owner
      of securities   representing 10% or more of our common stock then
      outstanding

our board of directors may redeem all of the rights at a redemption price of $0.01 per right, subject to adjustment. The right to exercise the rights, as described under "Exercisability of Rights" above, will terminate upon redemption, and at such time, the holders of the rights will have the right to receive only the redemption price for each right held.

    AMENDMENT OF RIGHTS. At any time before a person or group becomes the beneficial owner of securities representing 10% or more of our common stock then outstanding, the terms of the existing rights agreement maybe amended by our board of directors without the consent of the holders of the rights.

    However, if at any time after a person or group beneficially owns securities representing 10% or more, or such lower percentage as may be amended in the existing rights agreement, of our common stock then outstanding, our board of directors may not adopt amendments to the existing rights agreement that adversely affect the interests of holders of the rights. Furthermore, once the rights are no longer redeemable, our board of directors may not adopt any amendment that would lengthen the time period during which the rights are redeemable.

    TERMINATION OF RIGHTS. If not previously exercised, the rights will expire 10 years from the date that the rights agreement commences, unless we earlier redeem or exchange the rights or extend the final expiration date.

    SERIES A JUNIOR PARTICIPATING PREFERRED STOCK. In connection with the creation of the rights, as described above, our board of directors has authorized the issuance of 7.5 million shares of Series A junior participating preferred stock.

    We have designed the dividend, liquidation, voting and redemption features of our Series A junior participating preferred stock so that the value of one one-thousandth of a share of our Series A junior participating preferred stock approximates the value of one share of our common stock. Shares of our Series A junior participating preferred stock may only be purchased after the rights have become exercisable, and each share of the Series A junior participating preferred stock:

    - is nonredeemable and junior to all other series of preferred stock, unless otherwise provided in the terms of those series of preferred stock;

    - will have a preferential dividend in an amount equal to the greater of $1.00 or 1,000 times any dividend declared on each share of common stock;

    - in the event of liquidation, will entitle its holder to receive a preferred liquidation payment equal to 1,000 times the payment made per share of common stock;

    - will have 1,000 votes, voting together with the common stock and any other capital stock with general voting rights; and

    - in the event of any merger, consolidation or other transaction in which shares of common stock are converted or exchanged, will be entitled to receive 1,000 times the amount and type of consideration received per share of common stock.

    The rights of our Series A junior participating preferred stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary antidilution provisions.

DELAWARE BUSINESS COMBINATION STATUTE

    Section 203 of the Delaware General Corporation Law provides that, subject to exceptions set forth therein, an interested stockholder of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the date that such stockholder becomes an interested stockholder unless:

    - prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

    - upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or

    - on or subsequent to such date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least
      66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Except as otherwise set forth in Section 203, an interested stockholder is defined to include:

       - any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of' the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination and

       - the affiliates and associates of any such person.

    Section 203 may make it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. We have not elected to be exempt from the restrictions imposed under Section 203. However, for a period of three years following the distribution date, Lucent and its affiliates are excluded from the definition of interested stockholder pursuant to the terms of Section 203. The provisions of Section 203 may encourage persons interested in acquiring us to negotiate in advance with our board, since the stockholder approval requirement would be avoided if a majority of the directors then in office approves either the business combination or the transaction which results in any such person becoming an interested stockholder. Such provisions also may have the effect of preventing changes in our management. It is possible that such provisions could make it more difficult to accomplish transactions which our stockholders may otherwise deem to be in their best interests.

TRANSFER AGENT AND REGISTRAR

    The Bank of New York is acting as the transfer agent and registrar for our common stock.

                            SELLING SECURITYHOLDERS

    The following tables set forth (1) the number of shares of Series B convertible participating preferred stock, Series A warrants and Series B warrants owned by each of the selling securityholders as of December 31, 2000, except with respect to the common stock, which assumes accretion of the Series B convertible participating preferred stock for five years from the date of issuance prior to conversion, as well as the number of shares of common stock beneficially owned by each of the selling securityholders (including shares of common stock issuable upon conversion of the Series B convertible participating preferred stock or exercise of the warrants) on that date, (2) the percentage of outstanding securities of each series represented by that number of shares; and
(3) the amount of securities of each series registered for sale by this prospectus. No estimate can be given as to the amount of securities of each series that will be held by the selling securityholders after completion of this offering because the selling securityholders may offer all or some of the securities and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the securities. The securities offered by this prospectus may be offered from time to time by the selling securityholders named below.

               SERIES B CONVERTIBLE PARTICIPATING PREFERRED STOCK

                                                                 SHARES       PERCENTAGE OF     NUMBER OF SHARES
                                                              BENEFICIALLY     OUTSTANDING       REGISTERED FOR
SELLING SECURITYHOLDER(1)                                        OWNED        SHARES OWNED       SALE HEREBY(2)
-------------------------                                     ------------   ---------------   -------------------
Warburg, Pincus Equity Partners, L.P........................   3,780,000               94.5%             3,780,000
Warburg, Pincus Netherlands Equity Partners I, C.V..........     120,000                3.0%               120,000
Warburg, Pincus Netherlands Equity Partners II, C.V.........      80,000                2.0%                80,000
Warburg, Pincus Netherlands Equity Partners III, C.V........      20,000                0.5%                20,000

                   SERIES A WARRANTS TO PURCHASE COMMON STOCK

                                                                WARRANTS      PERCENTAGE OF    NUMBER OF WARRANTS
                                                              BENEFICIALLY     OUTSTANDING       REGISTERED FOR
SELLING SECURITYHOLDER(1)                                        OWNED       WARRANTS OWNED      SALE HEREBY(2)
-------------------------                                     ------------   ---------------   -------------------
Warburg, Pincus Equity Partners, L. P.......................   6,505,316               94.5%             6,505,316
Warburg, Pincus Netherlands Equity Partners I, C.V..........     206,518                3.0%               206,518
Warburg, Pincus Netherlands Equity Partners II, C.V.........     137,679                2.0%               137,679
Warburg, Pincus Netherlands Equity Partners III, C.V........      34,420                0.5%                34,420

                   SERIES B WARRANTS TO PURCHASE COMMON STOCK

                                                                WARRANTS      PERCENTAGE OF    NUMBER OF WARRANTS
                                                              BENEFICIALLY     OUTSTANDING       REGISTERED FOR
SELLING SECURITYHOLDER(1)                                        OWNED       WARRANTS OWNED      SALE HEREBY(2)
-------------------------                                     ------------   ---------------   -------------------
Warburg, Pincus Equity Partners, L. P.......................   5,204,253               94.5%             5,204,253
Warburg, Pincus Netherlands Equity Partners I, C.V..........     165,214                3.0%               165,214
Warburg, Pincus Netherlands Equity Partners II, C.V.........     110,143                2.0%               110,143
Warburg, Pincus Netherlands Equity Partners III, C.V........      27,536                0.5%                27,536

                                  COMMON STOCK

                                                                 SHARES         PERCENTAGE OF       NUMBER OF SHARES
                                                              BENEFICIALLY       OUTSTANDING         REGISTERED FOR
SELLING SECURITYHOLDER(1)                                      OWNED (3)     SHARES OWNED (3)(4)   SALE HEREBY(2) (3)
-------------------------                                     ------------   -------------------   ------------------
Warburg, Pincus Equity Partners, L. P.......................   31,292,523                  11.2%          31,245,273
Warburg, Pincus Netherlands Equity Partners I, C.V..........      993,413                   0.3%             991,913
Warburg, Pincus Netherlands Equity Partners II, C.V.........      662,276                   0.2%             661,276
Warburg, Pincus Netherlands Equity Partners III, C.V........      165,569                    (5)             165,319

------------------------

(1) Warburg, Pincus & Co. ("WP") is the sole general partner of each of the Warburg Funds. Each of the Warburg Funds is managed by E.M. Warburg,
    Pincus & Co., LLC ("EMWP"). Lionel I. Pincus is the managing partner of WP and the managing member of EMWP and may be deemed to control all of such entities. The address of the Warburg Pincus entities is 466 Lexington Avenue, New York, New York 10017. Jeffrey A. Harris is, and Henry B. Schacht is on leave as, a general partner of WP and a managing director and member of EMWP. Mr. Harris and Mr. Schacht are directors of Avaya.

(2) This registration statement also covers any additional securities which become issuable after December 31, 2000 in connection with the securities registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction or pursuant to applicable anti-dilution provisions effected without the receipt of consideration which results in an increase in the number of outstanding securities of any series or in the number of securities that may be issued upon exercise or conversion of any series.

(3) Of the shares beneficially owned by Warburg, Pincus Equity Partners, L.P., Warburg, Pincus Netherlands Equity Partners I, C.V., Warburg, Pincus Netherlands Equity Partners II, C.V. and Warburg, Pincus Netherlands Equity Partners III, C.V., 31,245,273, 991,913, 661,276 and 165,319, respectively, represent shares of common stock issuable upon conversion of the Series B convertible participating preferred stock and exercise of the Series A and Series B warrants assuming that the liquidation preferences of the Series B convertible participating preferred stock accretes (without the payment of any cash dividends on such preferred stock) through the fifth anniversary of the date of issuance thereof. The Warburg Funds acquired the Series B convertible participating preferred stock, Series A warrants and Series B warrants on October 2, 2000 for an aggregate purchase price of $400 million. In connection with this investment by the Warburg Funds, we agreed that so long as the Warburg Funds and their permitted transferees maintain ownership of a combination of shares of Series B convertible participating preferred stock and common stock that, in the aggregate, on an as-converted basis, represents at least 50% of the shares of our common stock initially issuable on conversion of all the shares of Series B convertible participating preferred stock purchased, they will be permitted to designate for election one individual to our board of directors, and our board of directors will use reasonable efforts to cause such person to be elected. Permitted transferees are defined as investment funds affiliated with Warburg, Pincus Equity Partners, L.P. While this ownership level is maintained, the Warburg Funds and their permitted transferees also will be permitted to designate one observer to attend meetings of our board of directors. As long as the Warburg Funds maintain the minimum ownership interest necessary to designate a director for election to our board of directors, they will be entitled to preemptive rights to purchase a percentage of any new shares of common stock and common stock equivalents sold by us for cash in capital-raising transactions. The Warburg Funds have also agreed to limited transfer restrictions for the securities acquired and a set of restrictions for a period of five years that prohibits them from acquiring additional shares of our common stock in an amount that, when taken together with the number of shares of our common stock beneficially owned by the investors and their controlled affiliates (excluding any shares issuable with respect to any then unexercised warrants) and the number of shares of our common stock issuable upon conversion of the shares of Series B convertible participating preferred stock beneficially owned by the Warburg Funds and their controlled affiliates (assuming the liquidation value of such shares of Series B convertible participating preferred stock had accreted until the fifth anniversary of their date of issuance), would not exceed 9.9% of our then outstanding common stock and prohibits them from taking certain actions that could result in a change-in-control of our company. Except as otherwise noted above, none of the selling securityholders has had a material relationship with Avaya within the past three years other than as a result of the ownership of securities of Avaya.

(4) Based on 282,666,636 shares of our common stock outstanding on December 31, 2000.

(5) Less than .1% of shares of our common stock outstanding on December 31, 2000.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following is a summary of the material United States federal income tax considerations arising from the acquisition, ownership and disposition of our Series B convertible participating preferred stock, Series A and Series B warrants to purchase our common stock, and common stock issuable upon conversion of the Series B convertible participating preferred stock or exercise of the Series A and Series B warrants (collectively, our "securities"). Except as provided otherwise, this summary applies only to a United States holder. A United States holder is:

    - an individual citizen or resident of the United States;

    - a corporation created or organized in or under the laws of the United States or any of its political subdivisions; or

    - an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

    This summary deals only with our securities that are held as a capital asset, and warrants where the common stock received on exercise would be a capital asset. It does not address tax considerations applicable to holders that may be subject to special tax rules, such as dealers or traders in securities, life insurance companies, tax-exempt entities, or holders that hold our securities as a part of a straddle or conversion transaction or other arrangement involving more than one position.

    The discussion below is based upon the provisions of the United States Internal Revenue Code of 1986, as amended, referred to as the "Code", and regulations, rulings and judicial decisions as of the date of this prospectus. Any authority may be repealed, revoked or modified, perhaps with retroactive effect, so as to result in federal income tax consequences different from those discussed below. In addition, certain consequences of holding the securities are unclear, and the Internal Revenue Service could disagree with some of the conclusions in the discussion below. Moreover, the following describes the general application of the United States federal income tax laws. It does not purport to describe all of the tax considerations that may be relevant to a holder. We advise all holders to consult their own tax advisor for further information.

DIVIDENDS

    Dividends that we pay on our common and Series B convertible participating preferred stock (including optional dividends on our Series B convertible participating preferred stock) will be taxed as ordinary dividend income to the extent that the dividends do not exceed our current and accumulated earnings and profits, as determined for United States federal income tax purposes. Dividends, if any, in excess of our current and accumulated earnings and profits will constitute a nontaxable return of capital and will be applied against and reduce the holder's tax basis in the stock. To the extent the dividends exceed the tax basis, the excess will be treated as capital gain.

CONSTRUCTIVE DIVIDENDS ON SERIES B CONVERTIBLE PARTICIPATING PREFERRED STOCK

    Under the terms of the Series B convertible participating preferred stock, the liquidation preference increases on specified quarterly dates by specified amounts that are reduced by certain dividends that we pay on those dates. While the rules are not completely clear, there is a risk that under section 305 of the Code, such an increase in the liquidation preference might cause a holder to be considered for tax purposes to receive a constructive dividend on the Series B convertible participating preferred stock. The risk that the constructive dividend rules would apply would increase if we begin paying dividends on our common stock. Any such constructive dividend would be taxable in the same manner as described under "Dividends" above, except that a constructive dividend will also increase the holder's tax basis in the Series B convertible participating preferred stock. If the constructive dividend rules apply, the resulting tax consequences would arise even though the holder did not receive a corresponding cash distribution on the stock.

    If the constructive dividend rules apply, we believe that the amount of any such constructive dividend should be determined as follows. At a minimum, the constructive dividend would be equal to the dollar amount of the increase in the liquidation preference. Moreover, because an increase in the liquidation preference would result in the receipt of additional shares of common stock on conversion of the Series B convertible participating preferred stock, the amount of the constructive dividend might be based on the value of such additional shares (if greater than the amount of increase in liquidation preference). As a result, the amount of the constructive dividend could be significantly greater than the dollar amount of the increase in the liquidation preference.

    CONSEQUENTLY, IF THE CONSTRUCTIVE DIVIDEND RULES APPLY, HOLDERS OF SERIES B CONVERTIBLE PARTICIPATING PREFERRED STOCK MAY FACE TAX LIABILITIES THAT ARE SIGNIFICANTLY GREATER THAN ANY CASH DISTRIBUTIONS THEY RECEIVE. MOREOVER, THE TAX RULES UNDER SECTION 305 OF THE CODE ARE NOT ENTIRELY CLEAR, AND THE INTERNAL REVENUE SERVICE COULD DISAGREE WITH ANY OR ALL OF THE INTERPRETATIONS DISCUSSED ABOVE. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE POTENTIAL CONSEQUENCES OF INVESTING IN THE SERIES B CONVERTIBLE PARTICIPATING PREFERRED STOCK.

SALE OR EXCHANGE

    Upon a sale or exchange of the securities (other than a conversion of the Series B convertible participating preferred stock for common stock) to a person other than Avaya, a holder will recognize gain or loss in an amount equal to the difference between the amount realized and the holder's adjusted tax basis in the securities. Any gain or loss recognized will be capital gain or loss and will be long-term capital gain or loss if the holder has held the securities for more than one year.

REDEMPTION OF THE SERIES B CONVERTIBLE PARTICIPATING PREFERRED STOCK

    If we redeem the Series B convertible participating preferred stock for cash, a holder will, depending on its particular circumstances, be treated either as having sold its Series B convertible participating preferred stock (with the consequences under "Sale or Exchange" above) or as having received a dividend in respect of the Series B convertible participating preferred stock in the full amount of the redemption price (with the consequences under "Dividends" above).

    The holder will be treated as having sold its Series B convertible participating preferred stock if one of the following conditions is satisfied:

    - The redemption results in a "complete termination" of the holder's equity interest in Avaya. For example, a complete termination will occur if we redeem all the Avaya stock owned by the holder.

    - The redemption is "substantially disproportionate". This means that after the redemption, the percentage of all our outstanding voting stock that is owned by the holder (and the percentage of all our outstanding common stock that is owned by the holder) is less than 80% of the percentage of all our outstanding voting stock (and less than 80% of all our outstanding common stock) that was owned by the holder immediately before the redemption.

    - The redemption is "not essentially equivalent to a dividend" with respect to the holder. This means that the redemption must meaningfully reduce the holder's proportionate interest in Avaya based on the holder's particular circumstance. The Internal Revenue Service has indicated that this test is satisfied by even a small reduction in the percentage interest of a shareholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over corporate affairs.

    In applying each of these tests, holders must take into account not only the stock in Avaya that they actually own but also stock in Avaya they are treated as owning under the constructive ownership rules of section 318 of the Code. Under these rules, a holder is considered to own stock actually held by certain related parties, and stock that the holder has an option to acquire, including through exercise of a conversion feature. Holders should consult their tax advisors concerning the implications to them of the tests in section 302 of the Code.

    If a holder does not satisfy any of the foregoing tests, the entire amount received by the holder on the redemption will be treated as a dividend to that holder. In this case, the holder's adjusted tax basis in the redeemed Series B convertible participating preferred stock will be added to the basis of any Series B convertible participating preferred stock retained by that holder, and, if the holder retains no Series B convertible participating preferred stock, the adjusted tax basis will be added to any other stock of Avaya owned by that holder.

DIVIDENDS TO CORPORATE SHAREHOLDERS

    In general, a distribution on the common stock or Series B convertible participating preferred stock that is taxable as a dividend and that is made to a corporate shareholder will qualify for the 70% corporate dividends-received deduction under the Code. However, a dividend that arises upon a redemption of the Series B convertible participating preferred stock will generally constitute an "extraordinary dividend" under section 1059 of the Code. In addition, constructive dividends received on Series B convertible participating preferred stock may also constitute "extraordinary dividends." If the extraordinary dividend rules apply, the corporate shareholder may lose some or all of the benefits of the dividends-received deduction. Furthermore, there are many exceptions and restrictions relating to the availability of the dividends-received deduction. Consequently, corporate shareholders should consult their own tax advisors regarding the extent, if any, that the dividends-received deduction is available to them and the extent to which the extraordinary dividend rules may apply.

CONVERSION OF THE SERIES B CONVERTIBLE PARTICIPATING PREFERRED STOCK

    A holder will generally not recognize gain or loss on the conversion of Series B convertible participating preferred stock into common stock, except that gain or loss will be recognized with respect to any fractional share for which cash is received. The adjusted tax basis of common stock (including fractional share interests) so acquired will be equal to the tax basis of the shares of the Series B convertible participating preferred stock exchanged therefor, and the holding period of common stock received will include the holding period of the Series B convertible participating preferred stock.

EXERCISE OR EXPIRATION OF WARRANTS

    No gain or loss will be recognized upon the exercise of warrants in exchange for common stock (except if cash is received in lieu of the issuance of fractional common stock). A holder's tax basis in the common stock received will equal the tax basis in the warrants plus the exercise price of the warrants. The holding period of the common stock generally will not include the holding period of the warrants.

    Upon the expiration of a warrant, a holder will recognize a loss equal to its adjusted tax basis in the warrant. The loss generally will be a capital loss.

BACKUP WITHHOLDING TAX

    Backup withholding tax at a rate of 31% may apply to payments of dividends, and to payments of proceeds on the sale or other disposition of the securities within the United States by a non-corporate holder, if the holder fails to furnish a correct taxpayer identification number or otherwise fails to comply with applicable requirements of the backup withholding tax rules. Backup withholding tax is not an additional tax and may be credited against a holder's United States federal income tax liability, provided that correct information is provided to the Internal Revenue Service.

WITHHOLDING TAX ON NON-UNITED STATES HOLDERS

    Dividends on the common stock or Series B convertible participating preferred stock paid to a holder that is not a United States holder (referred to as a "non-U.S. holder") will generally be subject to 30% United States tax, and Avaya is required to withhold such amounts. The rate of tax may be reduced by a tax treaty between the United States and the holder's country of residence. In addition, income tax at regular United States rates, but no withholding tax, applies if the dividends are effectively connected to the holder's conduct of a trade or business in the United States. Holders relying on these exceptions will be required to file IRS Form W-8BEN or W-8ECI, as applicable with us.

    If the constructive dividend rules discussed above apply to the Series B convertible participating preferred stock, such dividends on Series B convertible participating preferred stock held by a non-U.S. holder will be subject to tax (and withholding tax) under the foregoing rules whether or not any cash dividends are currently being paid to the non-U.S. holder. To the extent that cash dividends are currently being paid, Avaya will withhold a sufficient amount from such cash to reflect its withholding obligation on both the cash dividend and the constructive dividend.

                              PLAN OF DISTRIBUTION

RESALES BY SELLING SECURITYHOLDERS

    Avaya is registering the securities on behalf of the selling securityholders. Any or all of the selling securityholders may offer the securities from time to time, either in increments or in a single transaction. The selling securityholders will act independently of Avaya in making decisions with respect to the timing, manner and size of each sale. There can be no assurance that any of the selling securityholders will sell any or all of the securities offered hereby.

DONEES, PLEDGEES AND DISTRIBUTEES

    The term "selling securityholders" includes donees, persons who receive securities from the selling securityholders after the date of this prospectus by gift. The term also includes pledgees, persons who, upon contractual default by the selling securityholders, may seize securities which the selling securityholders pledged to such persons. The term also includes distributees who receive securities from a selling securityholder after the date of this prospectus as a distribution to members or partners of the selling securityholder.

COSTS AND COMMISSIONS

    Avaya will pay all costs, expenses and fees in connection with the registration of the securities. The selling securityholders will pay all brokerage commissions and similar selling expenses, if any, attributable to the sale of securities.

TYPES OF SALE TRANSACTIONS

    The selling securityholders will act independently of Avaya in making decisions with respect to the timing, manner and size of each sale. The selling securityholders may sell the securities in one or more types of transactions (which may include block transactions):

    - on the NYSE, in the over-the-counter market or any other quotation system or exchange on which such securities may be quoted or listed,

    - in negotiated transactions,

    - through the writing of options on securities,

    - short sales, or

    - any combination of these methods of sale.

    The securities may be sold at a fixed offering price, which may be changed, or at market prices prevailing at the time of sale, or at negotiated prices. Such prices will be determined by the selling securityholders or by agreement between the selling securityholders and brokers, dealers and other agents or purchasers. Transactions may or may not involve brokers or dealers.

SALES TO OR THROUGH BROKER-DEALERS

    The securities may be offered directly to or through underwriters or agents designated from time to time or to or through brokers or dealers, or through any combination of these methods of sale. The methods by which the securities may be sold include:

    - a block trade (which may involve crosses) in which the broker or dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

    - purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

    - exchange distributions or secondary distributions in accordance with the rules of the New York Stock Exchange;

    - ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

    - privately negotiated transactions.

    An underwriter, agent, broker or dealer may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the securities for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). A member firm of an exchange on which our securities are traded might be engaged to act as a selling securityholder's agent in the sale of shares by such selling securityholders.

    In connection with the distributions of the securities offered by this prospectus or otherwise, the selling securityholders may enter into hedging transactions with brokers or dealers or other financial institutions with respect to our securities. In connection with such transactions, such brokers or dealers or other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with the selling securityholders. Such hedging transactions may require or permit the selling securityholders to deliver the shares to such brokers or dealers or other financial institutions to settle such hedging transactions. The selling securityholders may also sell our securities short and deliver the securities to close out such short positions. If so required by applicable law, this prospectus, as amended or supplemented, may be used to effect:

    - the short sales of our securities referred to above;

    - the sale or other disposition by the brokers or dealers or other financial institutions of any securities they receive pursuant to the hedging transactions referred to above; or

    - the delivery by the selling securityholders of shares to close out short positions.

    The foregoing description in this section is subject to a selling securityholder's compliance with Section 16(c) of the Securities Exchange act of 1934, to the extent and during such periods as Section 16(c) is applicable to such selling securityholder.

DEEMED UNDERWRITING COMPENSATION

    The selling securityholders and any underwriters, brokers, dealers, agents or others that participate with the selling securityholders in connection with the distribution of securities might be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. Any underwriting discounts, commissions or fees received by such persons, and any profit on the resale of securities sold by them while acting as principals, could be deemed to be underwriting discounts or commissions under the Securities Act.

INDEMNIFICATION

    We have agreed to indemnify the selling securityholders against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities arising under the Securities Act of 1933, and to contribute to payments that the selling securityholders may be required to make with respect thereto. We have also agreed to indemnify and make such contributions in respect of any underwriters of any securities sold pursuant to this prospectus, and certain control persons of such underwriters.

    The selling securityholders have agreed to indemnify us against certain liabilities that we may incur in connection with the sale of the securities registered hereunder, including liabilities arising under the Securities Act of 1933, and to contribute to payments that we may be required to make with respect thereto. The selling securityholders have also agreed to indemnify and make such contributions in respect of any underwriters of any securities sold pursuant to this prospectus, and certain control persons of such underwriters.

    The selling securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of securities against certain liabilities, including liabilities arising under the Securities Act.

PROSPECTUS DELIVERY REQUIREMENTS

    Because a selling securityholder may be deemed an underwriter, the selling securityholder must deliver this prospectus and any supplements to this prospectus in the manner required by the Securities Act. This may include delivery through the facilities of the NYSE in accordance with Rule 153 under the Securities Act.

SALES UNDER RULE 144

    The selling securityholders may also resell all or a portion of the securities in open market transactions in reliance upon Rule 144 under the Securities Act. To do so, the selling securityholders must meet the criteria and comply with the requirements of Rule 144.

DISTRIBUTION ARRANGEMENTS WITH BROKER-DEALERS

    If the selling securityholders notify Avaya that any material arrangement has been entered into with a broker-dealer for the sale of securities through:

    - a block trade,

    - a special offering,

    - an exchange distribution or secondary distribution, or

    - a purchase by a broker or dealer,

then Avaya will file, if required, a supplement to this prospectus under Rule 424(b) under the Securities Act.

    The supplement will disclose, to the extent required:

    - the name of such selling securityholder and of the participating broker-dealer(s),

    - the amount of securities involved,

    - the price at which securities were sold,

    - the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

    - that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and any other facts material to the transaction.

                                USE OF PROCEEDS

    Avaya will not receive any proceeds from the sale of the securities by the selling securityholders.

                                 LEGAL OPINIONS

    The validity of the securities offered in this prospectus, as well as certain other legal matters, will be passed upon by Pamela F. Craven, Vice President, General Counsel and Secretary, of the Company. As of March 1, 2001, Pamela F. Craven owned 1,220 shares of Avaya common stock and options and stock units for 1,355,538 shares of Avaya common stock.

                                    EXPERTS

    The consolidated financial statements of Avaya as of September 30, 2000 and 1999 and for each of the three fiscal years in the period ended September 30, 2000 incorporated by reference in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the changes in accounting as described in Notes 2 and 11 to the consolidated financial statements and an emphasis of a matter paragraph relating to Avaya's spin-off from Lucent as described in Note 1 to the consolidated financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. Any audited financial statements and financial statement schedules that are incorporated or that are deemed to be incorporated by reference into this prospectus that are the subject of a report by independent accountants will be so incorporated by reference in reliance upon such reports and upon the authority of such firms as experts in auditing and accounting to the extent covered by consents of these accountants filed with the SEC.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the costs and expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

                                                                 TO BE PAID
                                                              BY THE REGISTRANT
                                                              -----------------
SEC Registration Fee........................................      $373,240
Rating Agency Fees..........................................       100,000
Fees and Expenses of the Trustee............................        25,000
Printing and Distributing Prospectus and Miscellaneous
  Material..................................................       100,000
Accounting Fees and Expenses................................        75,000
Legal Fees and Expenses.....................................       250,000
Miscellaneous...............................................        50,000
                                                                  --------
  Total.....................................................      $973,240
                                                                  ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The registrant's Restated Certificate of Incorporation provides that a director of the registrant shall not be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by the Delaware General Corporation Law, for liability (1) for any breach of the director's duty of loyalty to the registrant or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under
Section 174 of the Delaware General Corporation Law, which concerns unlawful payments of dividends, stock purchases or redemptions or (4) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of such provision shall eliminate or reduce the effect of such provision in respect of any matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise prior to such amendment or repeal.

    While the registrant's Certificate of Incorporation provides directors with protection from awards for monetary damages for breach of their duty of care, it does not eliminate such duty. Accordingly, the registrant's Certificate of Incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care.

    The registrant's Certificate of Incorporation provides that each person who was or is made a party to or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the registrant or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the registrant to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the registrant to provide broader indemnification rights than said law permitted the registrant to provide prior to such amendment), against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith. Such right to indemnification includes the right to have the registrant pay the expenses incurred in defending any such proceeding in advance of its final disposition, subject to the provisions of the Delaware General Corporation Law. Such rights are not exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the registrant's Certificate of Incorporation or By-laws, agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of such provision will in any way diminish or adversely affect the rights of any director, officer, employee or agent of the registrant thereunder in respect of any occurrence or matter arising prior to any such repeal or modification.

    The registrant's Certificate of Incorporation also specifically authorizes the registrant to maintain insurance and to grant similar indemnification rights to employees or agents of the registrant. The directors and officers of the registrant are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act of 1933, which might be incurred by them in such capacities.

    Each of Jeffrey A. Harris and Henry B. Schacht is a director of the registrant. Mr. Harris is, and Mr. Schacht is on leave as, a general partner of Warburg, Pincus & Co. and a managing director and member of E.M. Warburg, Pincus & Co., LLC and is indemnified by affiliates of E.M. Warburg Pincus & Co. LLC and Warburg, Pincus & Co. against certain liabilities that he may incur as a result of his serving as a director of the registrant.

ITEM 16. EXHIBITS.

    See exhibit index.

ITEM 17. UNDERTAKINGS.

    A. The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    D. The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Basking Ridge, State of New Jersey on May 7, 2001.


                                                       AVAYA INC.

                                                       By:  /s/ CHARLES D. PEIFFER
                                                            -----------------------------------------
                                                            Name: Charles D. Peiffer
                                                            Title: Controller

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                        NAME                                      TITLE                    DATE
                        ----                                      -----                    ----
                          *                            Vice Chairman, President        May 7, 2001
     -------------------------------------------         and Chief Executive
                 Donald K. Peterson                      Officer
                                                         (Principal Executive
                                                         Officer)

              /s/ GARRY K. MCGUIRE SR.                 Chief Financial Officer         May 7, 2001
     -------------------------------------------         (Principal Financial
                Garry K. McGuire Sr.                     Officer)

               /s/ CHARLES D. PEIFFER                  Controller                      May 7, 2001
     -------------------------------------------         (Principal Accounting
                 Charles D. Peiffer                      Officer)

                          *                            Chairman of the Board of        May 7, 2001
     -------------------------------------------         Directors
                  Patricia F. Russo

                          *                            Director                        May 7, 2001
     -------------------------------------------
                  Henry B. Schacht

                          *                            Director                        May 7, 2001
     -------------------------------------------
                  Jeffrey A. Harris

                          *                            Director                        May 7, 2001
     -------------------------------------------
                 Franklin A. Thomas

                          *                            Director                        May 7, 2001
     -------------------------------------------
                 Daniel C. Stanzione

*By Charles D. Peiffer, Attorney-In-Fact

                               INDEX TO EXHIBITS


       EXHIBIT
       NUMBER                                   DESCRIPTION
       -------                                  -----------
Exhibit 1.1             Form of Underwriting Agreement for issuances of debt
                        securities*

Exhibit 1.2             Form of Underwriting Agreement for issuances of preferred
                        stock or common stock (to be filed with a Current Report on
                        Form 8-K at the time of offer)

Exhibit 3.1             Restated Certificate of Incorporation of Avaya**

Exhibit 3.2             Amended and Restated Bylaws of Avaya***

Exhibit 3.3             Rights Agreement between Avaya and The Bank of New York, as
                        Trustee**

Exhibit 4.1             Form of Indenture between Avaya and The Bank of New York*

Exhibit 4.2             Form of Permanent Global Registered Fixed Rate Note*

Exhibit 4.3             Form of Warrant Agreement*

Exhibit 4.4             Preferred Stock and Warrant Purchase Agreement, dated as of
                        August 8, 2000, by and among Avaya Inc. and Warburg, Pincus
                        Equity Partners, L.P. and related entities**

Exhibit 4.5             Certificate of Designation of Series B Convertible
                        Participating Preferred Stock of Avaya**

Exhibit 4.6             Common Stock Certificate**

Exhibit 4.7             Preferred Stock Certificate*

Exhibit 4.8             Series A Warrant*

Exhibit 4.9             Series B Warrant*

Exhibit 5.1             Opinion of Pamela F. Craven, Vice President, General Counsel
                        and Secretary of the Registrant as to the legality of the
                        securities being registered*

Exhibit 12              Computation of Earnings to Fixed Charges and Earnings to
                        Combined Fixed Charges and Preferred Stock Accretion****

Exhibit 23.1            Consent of PricewaterhouseCoopers LLP*

Exhibit 23.2            Consent of Pamela F. Craven, Vice President, General Counsel
                        and Secretary of the Registrant (contained in Exhibit 5.1)

Exhibit 24              Powers of Attorney****

Exhibit 25              Statement of Eligibility of the Trustee (Form T-1)*


------------------------


*                        Filed herewith.
**                       Incorporated by reference to Avaya's Registration Statement on Form 10 (Reg. No. 1-15951), declared effective by the
                         Securities and Exchange Commission on September 15, 2000.

***                      Incorporated by reference to Avaya's Annual Report on Form
                         10-K for the fiscal year ended September 30, 2000.

****                     Previously filed.